Exhibit 10.2

Execution Version

SIXTH AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

by and among

OFFERPAD (SPVBORROWER1), LLC,

as Borrower,

LL PRIVATE LENDING FUND, L.P.,

as Senior Lender,

LL PRIVATE LENDING FUND II, L.P.

as Mezz Lender,

and

LL FUNDS, LLC,

as Collateral Agent for Lenders

Dated as of December 16, 2021

TABLE OF CONTENTS

1. Definitions	2

1.1. Accounting Terms and Other Definitions	2

2. The Loan	14

2.1. REVOLVING ADVANCES	14
2.1.1. Revolving Senior Advances	14
2.1.2. Revolving Mezz Advances	15
2.1.3. Protective Advances	15
2.1.4. Limitation on Revolving Advances Based on Inventory to Sales Ratio	15
2.2. CONDITIONS TO REVOLVING ADVANCES	15
2.2.1. Conditions Precedent to Initial Revolving Advance	15
2.2.2. Conditions Precedent to all Revolving Advances	16
2.2.3. Covenant to Deliver	17
2.3. Procedure for Requesting Revolving Advances	18
2.4. Payment of Principal and Interest	21
2.5. Maturity and Extension	25
2.6. Making of Revolving Advances	25
2.7. Monthly Statement	25

3. Security Interest Created; Obligations Secured	27

3.1. Appointment of Collateral Agent	27
3.2. Grant of Security Interest	27
3.3. Financing Statements	27
3.4. Insurance	27
3.5. Further Assurances	27
3.6. Cross Collateralization	28
3.7. Subordination of Mezz Loans; Turnover	28
3.8. No Other Indebtedness	28

4. REPRESENTATIONS AND WARRANTIES	29

4.1. Organization and Qualification	29
4.2. Valid Obligations; Compliance with Laws	29
4.3. Subsidiaries	29
4.4. Corporate Records	29
4.5. Title to Properties; Absence of Liens	29
4.6. Places of Business	30

4.7.	Litigation	30
4.8.	Taxes	30
4.9.	Restriction on Use of Proceeds	30
4.10.	Flood Insurance	30
4.11.	Financial Statements; Financial Condition	30
4.12.	Solvency	30
4.13.	No Debt or Payment Obligations; Separateness	30
4.14.	Full Disclosure	30

5. AFFIRMATIVE COVENANTS		31

5.1.	Use of Proceeds	31
5.2.	Government Compliance	31
5.3.	Payments and Performance	31
5.4.	Books and Records; Inspection	31
5.5.	Financial Statements	32
5.6.	Conduct of Business	32
5.7.	Separateness	32
5.8.	Taxes	33
5.9.	Notification of Default	33
5.10.	Notification of Material Litigation	33
5.11.	Notification of Financial Condition	34
5.12.	USA Patriot Act Notification	34
5.13.	Maintenance of Portfolio Properties	34
5.14.	Make Payments When Due	34
5.15.	Further Assurances	34
5.16.	Reporting on Inventory to Sales Ratio	34
5.17.	Independent Manager	34
5.18.	Title Insurance	34
5.19.	Auction Advances	34

6. NEGATIVE COVENANTS		35

6.1.	Limitations on Indebtedness	35
6.2.	Encumbrance	35
6.3.	Changes in Business, Control	35
6.4.	Merger	35
6.5.	Payment to Affiliates	35

2

7. DEFAULT		36

7.1.	Event of Default	36
7.2.	Acceleration; Remedies	37
7.3.	[Reserved]	38
7.4.	Nonexclusive Remedies	39

8. MISCELLANEOUS		39

8.1.	Waivers	39
8.2.	Interest on Revolving Advances and Expenses	39
8.3.	Waiver of Homestead	39
8.4.	Severability	39
8.5.	Indemnification	39
8.6.	Costs and Expenses	40
8.7.	Counterparts	40
8.8.	Complete Agreement	40
8.9.	Binding Effect of Agreement; Assignment of Agreement by Lenders	40
8.10.	Further Assurances	41
8.11.	Amendments in Writing; Waiver; Integration	41
8.12.	Term of Agreement	41
8.13.	Notices	42
8.14.	Governing Law, Venue	44
8.15.	Financial Statement Certifications	44
8.16.	Time of Essence	44
8.17.	Survival	44
8.18.	Captions and Section References	45
8.19.	Construction of Agreement	45
8.20.	Relationship	45
8.21.	Third Parties	45

3

SIXTH AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This SIXTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of December 16, 2021, by and among (a) OFFERPAD (SPVBORROWER1), LLC (“Borrower”), as Borrower, (b) LL PRIVATE LENDING FUND, L.P. (“Senior Lender”), as lender under the Revolving Senior Loan, (c) LL PRIVATE LENDING FUND II, L.P. (“Mezz Lender”), as lender under the Revolving Mezz Loan, and (d) LL FUNDS, LLC, as collateral agent for Lenders (the “Collateral Agent”).

RECITALS

WHEREAS, Borrower wishes to acquire, improve, offer for rent and sell certain single-family real estate properties and has requested that Lenders agree to provide certain loan funds in the ordinary course of business of Borrower and the Guarantors (as defined below) for the acquisition and improvement of the same;

WHEREAS, Lenders are willing to make loans to Borrower, with provision for multiple advances, pursuant to the terms hereof;

WHEREAS, Lenders, Collateral Agent, Borrower and the other parties party thereto entered into a Loan and Security Agreement, dated as of October 26, 2016, and, thereafter, have entered into a number of amendments and restatements with respect thereto (such agreement, as so amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Original Loan and Security Agreement”); and

WHEREAS, Lenders, Collateral Agent and Borrower wish to further amend and restate the Original Loan and Security Agreement as provided herein. Lenders, Collateral Agent and Borrower agree that it is their respective intent that the security interests granted in connection with the Original Loan and Security Agreement shall remain in full force and effect under this Agreement, and such security interests shall secure the Obligations (as defined below) incurred hereunder. Lenders, Collateral Agent and Borrower further agree that it is their respective intent that nothing herein shall constitute a novation or a termination of the obligations under the Original Loan and Security Agreement.

NOW, THEREFORE, based on the foregoing recitals, and in consideration of the granting by Lenders of financial accommodations to or for the benefit of Borrower, including, without limitation, respecting the Obligations, Borrower represents and agrees with Lenders, as of the date hereof and as of the date of each loan, credit and/or other financial accommodation, as follows:

1. DEFINITIONS

1.1. Accounting Terms and Other Definitions. Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in this Section 1. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. The term “continuing” in the context of an Event of Default means that the Event of Default has not been remedied (if capable of being remedied) or waived. As used in this Agreement, the following capitalized terms have the following meanings:

(a)

“60 Day Sales” means as of any date, the dollar value of Property sales by Borrower (net of any sales commissions or other costs related to such sale) that have closed in the 60-day period prior to such date.

(b)

“120 Day Inventory” means as of any date, the dollar value (calculated for each Property as the acquisition price (net of platform fees or other similar fees associated with any Property under Section 2.2.2(g)), plus sales commissions and other closing costs related to the purchase, plus the cost of repair for such Property) of all Property currently held for more than 120 days from date of the first Advance with respect to such Property by Borrower.

(c)

“Acquisition Price” means, with respect to a Portfolio Property, the sale price set forth in the contract governing the sale of such Portfolio Property by an unaffiliated third-party seller of such Portfolio Property to Borrower.

(d)

“Adjusted Acquisition Price” means, with respect to any Portfolio Property, an amount equal to the difference obtained by subtracting (1) an amount equal to six percent (6%) of the Acquisition Price of such Portfolio Property from (2) the Acquisition Price of such Portfolio Property.

(e)

“Adjusted Property Valuation” means, with respect to any Portfolio Property, an amount equal to the difference obtained by subtracting (1) an amount equal to six percent (6%) of the Acquisition Price of such Portfolio Property from (2) the Property Valuation of such Portfolio Property.

(f)	“Advance” means, as appropriate, a Revolving Senior Advance and/or a Revolving Mezz Advance.

(g)

“Affiliate” means, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, including, without limitation, any parallel fund, related fund, or management company of a Person (or such other Person responsible for its management), and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

(h)	“Affiliate Advance” has the definition set forth in Section 6.5.

(i)	“Agreement” has the definition set forth in the preamble to this Agreement.

(j)

“Approved Auction Purchase” means an Auction Purchase for which evidence of title has been provided (in a form satisfactory to a national or regional title insurer acceptable to Lenders in their reasonable discretion to determine that an insurable interest exists in such Property in favor of Borrower) and such national or regional title underwriter has issued a title insurance policy (or a commitment therefor).

(k)	“As-Repaired Value” has the definition set forth in Section 2.2.2(g).

(l)	“Auction” means a judicial or non-judicial foreclosure auction, trustee’s sale or sheriff’s sale.

(m)	“Auction Advance” means, as appropriate, a Revolving Senior Auction Advance and/or a Revolving Mezz Auction Advance made with respect to an Auction Purchase.

(n)

“Auction Cost” means the cost of acquisition of Auction Purchase (net of platform fees or other similar fees) plus anticipated closing costs (inclusive of curative amounts payable with respect to liens, code violations, HOA fees and similar items).

(o)	“Auction Property Repair Cost” means Borrower’s estimated cost of repairs for an Approved Auction Purchase.

(p)

“Auction Purchase” means any Property purchased by Borrower at an Auction located in Alabama, Arizona, California, Colorado, Florida, Georgia, Nevada, North Carolina, South Carolina, Tennessee, Texas or Utah, or such other states that Lenders shall agree in their sole discretion, that is not an Approved Auction Purchase.

(q)	“Auction Repair Advance” means, as appropriate, a Revolving Senior Auction Repair Advance and/or a Revolving Mezz Auction Repair Advance.

(r)	“Authorized Person” means any one of the individuals identified on Schedule A-1, as such schedule is updated from time to time by written notice from Borrower to each Lender.

(s)

“Availability Period” means the period of time commencing on the date hereof through the last day of the month prior to the month in which Maturity Date occurs (as such date may be extended in accordance with the terms of this Agreement). By way of example, if the Maturity Date is June 30, 2021, the Availability Period shall be the period through May 31, 2021.

(t)

“Balance Ratio” means, as to any Revolving Advance, a ratio, the numerator of which is the principal amount owed by Borrower to the applicable Lender in respect of such Revolving Advance immediately before payment in full of the principal amount of such Revolving Advance and the denominator of which is the original principal amount of such Revolving Advance prior to any repayments.

(u)	“Borrower” has the definition set forth in the preamble to this Agreement.

(v)	“Business Day” means any day other than a Saturday, a Sunday or any other date that banks in Pennsylvania or Arizona are closed for business.

(w)	“Buyer Boost Advance” means, as appropriate, a Revolving Senior Buyer Boost Advance and/or a Revolving Mezz Buyer Boost Advance.

(x)

“Buyer Boost Property” means any Property that is (i) located in Alabama, Arizona, California, Colorado, Florida, Georgia, Nevada, North Carolina, South Carolina, Tennessee, Texas or Utah, or such other states that Lenders, in their sole and absolute discretion, agree in writing may be a location of a Buyer Boost Property and (ii) purchased by Borrower and leased to a Person who has a contract to purchase such Property and is awaiting finalization of financing to close on such purchase.

(y)	“Buyer Boost Purchase” means the purchase of any Buyer Boost Property that is funded by a Buyer Boost Advance.

(z)

“Capital Expenditures” means, for any Portfolio Property, those expenditures, estimated by Borrower in good faith immediately prior to the relevant Supplemental Advance, that are to be funded by Borrower with respect to such Portfolio Property; provided that the Capital Expenditures for any Portfolio Property shall not exceed ten percent (10%) of the Acquisition Price for such Portfolio Property unless otherwise approved by each Lender in each Lender’s sole discretion. For the avoidance of doubt, Capital Expenditures do not include any fees, costs or expenses associated with any ongoing recurring repairs or maintenance to any Portfolio Property.

(aa)

“Certificate of Sale” means a receipt, certificate of sale, or equivalent evidence of purchase that was duly issued to Borrower with respect to an Auction Purchase evidencing that Borrower has won the Auction to purchase such Property.

(bb)	“Code” means the Delaware Uniform Commercial Code as amended from time to time.

(cc)	“Collateral” means the property described on Exhibit A.

(dd)	“Collateral Agent” has the definition set forth in the preamble to this Agreement.

(ee)	“Commitment” has the definition set forth in the Pricing Side Letter.

(ff)	“Commitment Fee” has the definition set forth in the Pricing Side Letter.

(gg)	“Commitment Fee Percentage” has the definition set forth in the Pricing Side Letter.

(hh)	“Committed Amount” has the definition set forth in the Pricing Side Letter.

(ii)	“Cost” has the definition set forth in Section 2.2.2(g).

(jj)	“Default Rate” has the definition set forth in the Pricing Side Letter.

(kk)	“Effective Date” means October 26, 2016.

(ll)

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of Borrower, or any of its predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower, or any of its predecessors in interest.

(mm)

“Environmental Law” means any applicable federal, state or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or any of its subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

(nn)

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and, if necessary, customary and reasonable under the circumstances, costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

(oo)	“Event of Default” has the definition set forth in Section 7.1.

(pp)	“Excess Advance” has the definition set forth in Section 2.3(i).

(qq)	“Extension Effective Date” has the definition set forth in Section 2.5(b).

(rr)	“Extension Notice” has the definition set forth in Section 2.5(a).

(ss)	“Fifth Amended and Restated Effective Date” means March 31, 2021.

(tt)	“Fourth Amended and Restated Effective Date” means August 27, 2020.

(uu)	“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

(vv)

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

(ww)

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

(xx)	“Guarantors” means the Parent and OfferPad, LLC, an Arizona limited liability company.

(yy)

“Guaranty” means that certain Fourth Amended and Restated Unconditional Guaranty, dated as of the Sixth Amended and Restated Effective Date, made by each Guarantor for the benefit of each Lender, as may be amended, restated, supplemented or otherwise modified from time to time.

(zz)

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

(aaa)

“Indebtedness” means (x) all indebtedness for borrowed money or for the deferred purchase price of property or services, and all obligations under leases which are or should be, under GAAP, recorded as capital leases, in respect of which a Person is directly or contingently liable as borrower, guarantor, endorser or otherwise, or in respect of which a Person otherwise assures a creditor against loss, (y) all obligations for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including without limitation accounts receivable, contract rights or the proceeds thereof or any of the preceding owned by a Person, whether or not such Person has assumed or become liable for the payment thereof), and (z) all other liabilities and obligations which would be classified in accordance with GAAP as liabilities on a balance sheet or to which reference should be made in footnotes thereto.

(bbb)	“Indemnified Person” has the definition set forth in Section 8.5.

(ccc)	“Independent Manager” has the definition set forth in Borrower’s Operating Agreement.

(ddd)	“Interest Rate” has the definition set forth in the Revolving Senior Note.

(eee)	“Inventory to Sales Ratio” means 120 Day Inventory divided by 60 Day Sales.

(fff)	“Lenders” means Senior Lender and Mezz Lender.

(ggg)

“Lien” means a claim, mortgage, deed of trust, levy, attachment, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any Portfolio Property; provided that the leasehold interests of tenants in respect of rental properties and possessory interests of occupants pursuant to an extended stay program shall not constitute Liens for purposes of this Agreement.

(hhh)	“Listed Property” means a Portfolio Property (i) as to which all renovations and improvements have been completed and (ii) which has been listed for sale by or on behalf of Borrower.

(iii)

“Loan Documents” means this Agreement, the Revolving Senior Notes, the Revolving Mezz Notes, the Pledge Agreement, the Guaranty, the Pricing Side Letter and any and all other documents, amendments or renewals executed and delivered in connection with any of the foregoing.

(jjj)	“Loan Request” has the definition set forth in Section 2.2.2(g).

(kkk)

“Material Adverse Change” means a material adverse change on (a) the property, taken as a whole, business, operations, financial condition or prospects of the Borrower, (b) the ability of the Borrower to perform its obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of any Lender under any of the Loan Documents, (e) the timely repayment of the principal and interest of all Advances or payment of other amounts payable in connection therewith or (f) the Collateral.

(lll)	“Maturity Date” means December 30, 2022, as such date may be extended in accordance with Section 2.5.

(mmm)	“Mezz Availability Period” has the definition set forth in Section 2.1.2.

(nnn)	“Mezz Interest Rate” has the definition set forth in the Mezz Revolving Note.

(ooo)	“Mezz Lender” has the definition set forth in the preamble to this Agreement.

(ppp)

“Minimum Number of Days” means, as applicable, 45 days for a Revolving Advance that is neither an Auction Advance nor a Same-Day Borrowing, 90 days for a Revolving Advance that is a Same-Day Borrowing and 180 days for a Revolving Advance that is an Auction Advance; provided, however, that for any Auction Advance for an Auction Purchase that fails to become an Approved Auction Purchase, the Minimum Number of Days shall be zero.

(qqq)

“Obligations” means, without limitation, all loans, advances, indebtedness, notes, liabilities and amounts, liquidated or unliquidated, owing by Borrower to any Lender at any time, of each and every kind, nature and description, whether arising under this Agreement or the Loan Documents, and whether secured or unsecured, direct or indirect (that is, whether the same are due directly by Borrower to any Lender; or are due indirectly by Borrower to any Lender as endorser, guarantor or other surety, or as borrower of obligations due third persons which have been endorsed or assigned to any Lender, or otherwise), absolute or contingent, due or to become due, now existing or hereafter arising or contracted, including, without limitation, payment when due of all amounts outstanding respecting any of the Loan Documents. Said term shall also include all interest and other charges chargeable to Borrower or due from Borrower to any Lender from time to time pursuant to this Agreement and the other Loan Documents and all costs and expenses referred to in this Agreement or the other Loan Documents.

(rrr)

“Operating Documents” means, for any Person, such Person’s formation documents, as certified with the Secretary of State (or equivalent) of such Person’s jurisdiction of formation on a date that is no earlier than ten (10) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

(sss)

“Original Base” means the lesser of the following amounts at the time the original Revolving Advance was made for such Listed Property: (i) the Cost of such Listed Property that was the subject of such advance or (ii) the As-Repaired Value of such Listed Property.

(ttt)	“Original Loan and Security Agreement” has the definition set forth in the recitals to this Agreement.

(uuu)	“Original Price Percentage Amount” means the Price Percentage for a Listed Property multiplied by the Original Base.

(vvv)	“Parent” means OfferPad, Inc., a Delaware corporation.

(www)

“Payment Day Ratio” means a ratio, the numerator of which is the greater of (a) the number of days that have transpired from the date of the Revolving Advance through the date on which a payment is made to each Lender by Borrower in partial or full satisfaction of the principal amount of such Revolving Advance and (b) the Minimum Number of Days, and the denominator of which is 180.

(xxx)

“Permitted Liens” means (i) Liens created in favor of the Lenders hereunder or under the other Loan Documents, (ii) Liens imposed by homeowners associations, (iii) Liens imposed by any Governmental Authority, operation of law or any homeowners association for taxes, assessments or charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of any Borrower in accordance with, and to the extent required by, GAAP, (iv) applicable zoning, building and land use laws, ordinances, rules and regulations, (v) materialmen’s, mechanic’s, carriers’, workmen’s, repairmen’s and similar Liens, in each case, arising in the ordinary course of business securing obligations that are not yet delinquent, (vi) all non-monetary liens, encumbrances, easements and other matters of record, (vii) any matters set forth in any of the owner’s title insurance policy for the applicable Property, (viii) rights of tenants under an extended stay arrangement, (ix) Liens arising under any solar leases or power purchase agreements with respect to solar panels secured solely by such solar panels or equipment, and (x) easements, restrictive covenants and other encumbrances which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the business conducted on such Property.

(yyy)

“Person” or “party” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

(zzz)

“Pledge Agreement” means that certain Fourth Amended and Restated Pledge and Security Agreement, dated as of the Sixth Amended and Restated Effective Date, made by Parent for the benefit of Collateral Agent as collateral agent for Lenders, as may be amended, restated, supplemented or otherwise modified from time to time.

(aaaa)	“Portfolio Property” means any Property owned by Borrower; provided, however, that an Auction Purchase shall only become a Portfolio Property when it becomes an Approved Auction Purchase.

(bbbb)	“Price Percentage” has the definition set forth in the Pricing Side Letter.

(cccc)

“Pricing Side Letter” means that certain Pricing Side Letter, dated as of the Fifth Amended and Restated Effective Date, by and among the Borrower and the Lenders, as may be amended, restated, supplemented or otherwise modified from time to time.

(dddd)

“Property” means, with respect to Borrower, a single-family residence, condominium, townhome or PUD located in the State of Alabama, Arizona, California, Colorado, Florida, Georgia, Nevada, North Carolina, South Carolina, Tennessee, Texas or Utah, or such other locations as Lenders may agree to from time to time.

(eeee)

“Property Valuation” means the fair market value of a Property determined by a broker’s price opinion, an appraisal ordered by any Lender or the Collateral Agent or a contract for the sale of such Property, all as provided in Section 2.4(j).

(ffff)	“Property Valuation Notice” has the definition set forth in Section 2.4(j).

(gggg)	“Protective Advance” has the definition set forth in Section 2.1.3.

(hhhh)

“Refinancing Advance Limit” means the lesser of (i) the latest list price for such Portfolio Property subject to the Senior Mezz Refinancing Advance and (ii) the fair market value of such Portfolio Property as determined by Mezz Lender in its sole discretion. When so determining fair market value, Mezz Lender may seek one or more appraisals and/ or broker’s price opinions at Borrower’s cost.

(iiii)

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

(jjjj)	“Required Insurance” means the insurance set forth on Exhibit B hereto.

(kkkk)

“Requirement of Law” means, as to any Person, any material law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

(llll)	“Revolving Advance” means, as appropriate, a Revolving Senior Advance and/or a Revolving Mezz Advance.

(mmmm)	“Revolving Advance Form” means that certain form attached hereto as Exhibit C.

(nnnn)

“Revolving Advance Borrowing Base” means the sum, for all outstanding Revolving Advances, of the product obtained by multiplying (i) the original amount of each such Revolving Advance by (ii) the Price Percentage or SFR Price Percentage applicable to such Revolving Advance based on the number of days that have elapsed since the date of such Revolving Advance.

(oooo)	“Revolving Advance Schedule” has the definition set forth in the Pricing Side Letter.

(pppp)	“Revolving Auction Advance” means a Revolving Senior Auction Advance and/or a Revolving Mezz Auction Advance, as applicable.

(qqqq)	“Revolving Auction Advance Schedule” has the definition set forth in the Pricing Side Letter.

(rrrr)	“Revolving Buyer Boost Senior Loan Amount” means an amount equal to Two Million Two Hundred Twenty-Two Thousand Dollars and Twenty-Two Cents ($2,222,222.22).

(ssss)	“Revolving Buyer Boost Mezz Loan Amount” means an amount equal to Two Hundred Seventy-Seven Thousand Seven Hundred Seventy-Seven Dollars and Seventy-Eight Cents ($277,777.78).

(tttt)	“Revolving Loan” means the Revolving Senior Loan and the Revolving Mezz Loan.

(uuuu)	“Revolving Mezz Advances” has the definition set forth in Section 2.1.2.

(vvvv)	“Revolving Mezz Auction Advance” means a Revolving Mezz Advance used for an Auction Purchase.

(wwww)	“Revolving Mezz Auction Repair Advance” means a Revolving Mezz Advance used for an Auction Property Repair Cost.

(xxxx)	“Revolving Mezz Buyer Boost Advance” means a Revolving Mezz Advance used for a Buyer Boost Purchase.

(yyyy)	“Revolving Mezz Loan” has the definition set forth in Section 2.1.2.

(zzzz)	“Revolving Mezz Loan Amount” means the maximum principal amount as set forth in the Revolving Mezz Notes, as the same may be amended from time to time.

(aaaaa)

“Revolving Mezz Note” means that certain Fifth Amended and Restated Revolving Mezzanine Note, dated as of the Sixth Amended and Restated Effective Date, in the original principal amount of FOURTEEN MILLION and 00/100 Dollars ($14,000,000), made by Borrower in favor of Mezz Lender, which shall be subject and subordinate to the Revolving Senior Note, as may be amended, restated, supplemented or otherwise modified from time to time.

(bbbbb)	“Revolving Mezz SFR Advance” means a Revolving Mezz Advance used for an SFR Purchase.

(ccccc)	“Revolving Notes” means the Revolving Senior Note and the Revolving Mezz Note.

(ddddd)	“Revolving Senior Advances” has the definition set forth in Section 2.1.1.

(eeeee)	“Revolving Senior Auction Advance” means a Revolving Senior Advance used for an Auction Purchase.

(fffff)	“Revolving Senior Auction Repair Advance” means a Revolving Senior Advance used for an Auction Property Repair Cost.

(ggggg)	“Revolving Senior Buyer Boost Advance” means a Revolving Senior Advance used for a Buyer Boost Purchase.

(hhhhh)	“Revolving Senior Loan” has the definition set forth in Section 2.1.1.

(iiiii)	“Revolving Senior Loan Amount” means the maximum principal amount as set forth in the Revolving Senior Note, the same may be amended from time to time, including pursuant to the Pricing Side Letter.

(jjjjj)

“Revolving Senior Note” means that certain Tenth Amended and Restated Revolving Senior Note, dated as of the Sixth Amended and Restated Effective Date, in the original principal amount of EIGHTY-FIVE MILLION and 00/100 Dollars ($85,000,000), made by Borrower in favor of Senior Lender, as may be amended, restated, supplemented or otherwise modified from time to time.

(kkkkk)	“Revolving Senior SFR Advance” means a Revolving Senior Advance used for an SFR Purchase.

(lllll)	“Revolving SFR Mezz Loan Amount” means an amount equal to no more than five percent (5%) of the Revolving Mezz Loan Amount.

(mmmmm)	“Revolving SFR Senior Loan Amount” means an amount equal to no more than five percent (5%) of the Revolving Senior Loan Amount.

(nnnnn)	“Runoff Date” means the date which is six months after the Maturity Date.

(ooooo)	“Same-Day Borrowing” means a Loan Request where Borrower seeks a Revolving Advance from Lenders with respect to a Same-Day Funding Property.

(ppppp)

“Same-Day Funding Property” means any Portfolio Property that is to be funded by Lenders by the making of a Revolving Advance on the same day that it is purchased by Borrower, excluding any Auction Purchase.

(qqqqq)	“Senior Availability Period” has the definition set forth in Section 2.1.1.

(rrrrr)	“Senior Lender” has the definition set forth in the preamble to this Agreement.

(sssss)	“Senior Mezz Refinancing Advance” has the definition set forth in Section 2.3(h).

(ttttt)	“Sequential Date” means the first date after the end of the Availability Period when Borrower owns twenty or fewer Portfolio Properties.

(uuuuu)

“Servicing Agreement” means that certain Amended and Restated Property Servicing Agreement dated as of the Third Amended and Restated Effective Date between Borrower and OfferPad, LLC, as may be amended, restated, supplemented or otherwise modified from time to time.

(vvvvv)	“SFR 1-Year Anniversary” has the definition set forth in Section 2.4(g)(iii).

(wwwww)	“SFR Advance” means a Revolving Senior SFR Advance and/or a Revolving Mezz SFR Advance, as applicable.

(xxxxx)	“SFR Conversion” has the definition set forth in Section 2.4(k).

(yyyyy)	“SFR Conversion Shortfall” has the definition set forth in Section 2.4(k).

(zzzzz)	“SFR Conversion Valuation” has the definition set forth in Section 2.4(k).

(aaaaaa)	“SFR Eligibility Conditions” has the definition set forth in Section 2.4(k).

(bbbbbb)	“SFR Advance Schedule” has the definition set forth in the Pricing Side Letter.

(cccccc)	“SFR Price Percentage” has the definition set forth in the Pricing Side Letter.

(dddddd)

“SFR Portfolio Property” means any Property that is (i) located in Alabama, Arizona, California, Colorado, Florida, Georgia, Nevada, North Carolina, South Carolina, Tennessee, Texas, Utah or such other states that the Lenders, in their sole and absolute discretion, agree in writing may be a location of an SFR Portfolio Property and (ii) purchased by Borrower, renovated and rented to a tenant.

(eeeeee)	“SFR Purchase” means the purchase of any SFR Portfolio Property that is funded by an SFR Advance.

(ffffff)	“SFR Valuation” has the definition set forth in Section 2.4(g)(iii).

(gggggg)	“SFR Valuation Percentage” has the definition set forth in the Pricing Side Letter.

(hhhhhh)	“Side Letter” means that certain letter agreement, dated as of March 17, 2020, by and among the Lenders, the Collateral Agent, the Borrower and the other parties names therein.

(iiiiii)	“Sixth Amended and Restated Effective Date” means December [16], 2021.

(jjjjjj)

“SPAC Transaction” means the merger, acquisition, contribution, equity purchase or similar reorganization transaction or series of transactions, in which (i) a subsidiary of a special purpose acquisition company merges into the Parent, and (ii) the name of the Parent becomes “Offerpad Holdings LLC”, substantially in accordance with the terms made available and presented to the public on or about the date hereof.

(kkkkkk)	“Supplemental Advance” has the definition set forth in Section 2.3(g).

(llllll)

“Supplemental Base” means the lesser of (i) the latest list price for such Listed Property, or (ii) the sum of (x) the Acquisition Price for such Listed Property and (y) the product of two (2) times any Capital Expenditures with respect to such Listed Property.

(mmmmmm)	“Supplemental Price Percentage Amount” means the Price Percentage for a Listed Property multiplied by the Supplemental Base.

(nnnnnn)	“Third Amended and Restated Effective Date” means March 17, 2020.

(oooooo)	“Title Insurance Policy/Commitment” has the definition set forth in Section 5.18.

(pppppp)	“Unused Facility Fee” has the definition set forth in the Pricing Side Letter.

(qqqqqq)	“Unused Facility Fee Percentage” has the definition set forth in the Pricing Side Letter.

(rrrrrr)	“Valuation Shortfall” has the definition set forth in Section 2.4(j).

(ssssss)	“Voluntary Prepayment Amount” has the definition set forth in Section 2.7

(tttttt)	“Voluntary Prepayment Fee” has the definition set forth in the Pricing Side Letter.

2. THE LOAN

2.1. REVOLVING ADVANCES

2.1.1. Revolving Senior Advances. Subject to the terms and conditions of this Agreement and provided that there is no continuing uncured Event of Default, (a) Senior Lender hereby agrees to make a loan (the “Revolving Senior Loan”) comprised of revolving advances (the “Revolving Senior Advances”) to or for the account of Borrower, upon Borrower’s request therefor, in an aggregate amount of up to the Revolving Senior Loan Amount. The Revolving Senior Loan shall be evidenced by the Revolving Senior Note. Senior Lender’s agreement to make any advances pursuant to this Agreement and evidenced by the Revolving Senior Note shall expire on the last day of the Availability Period (the period during which Borrower can request advances herein with respect to the Revolving Senior Loan is referred to as the “Senior Availability Period” for such Revolving Senior Loan). Amounts borrowed hereunder may be repaid and, prior to the expiration of the Senior Availability Period, reborrowed, subject to the applicable terms and conditions precedent herein.

2.1.2. Revolving Mezz Advances. Subject to the terms and conditions of this Agreement and provided that there is no continuing uncured Event of Default, (a) Mezz Lender hereby agrees to make a loan (the “Revolving Mezz Loan”) comprised of revolving advances (the “Revolving Mezz Advances”) to or for the account of Borrower, upon Borrower’s request therefor, in an aggregate amount of up to the Revolving Mezz Loan Amount. The Revolving Mezz Loan shall be evidenced by the Revolving Mezz Note. Mezz Lender’s agreement to make any advances pursuant to this Agreement and evidenced by Revolving Mezz Note shall expire the last day of the Availability Period (the period during which Borrower can request advances herein with respect to the Revolving Mezz Loan is referred to as the “Mezz Availability Period”). Amounts borrowed hereunder may be repaid and, prior to the expiration of the Mezz Availability Period, reborrowed, subject to the applicable terms and conditions precedent herein.

2.1.3. Protective Advances. Any Lender may make one or more Revolving Advances for any reason in such Lender’s good faith judgment, without Borrower’s compliance with any of the conditions of this Agreement and the other Loan Documents, and (i) disburse the proceeds directly to third Persons in order to protect Collateral Agent’s interest in the Collateral or to perform any obligation under this Agreement and the other Loan Documents or otherwise to enhance the likelihood of repayment of the Obligations, or (ii) apply the proceeds to outstanding Obligations then due and payable (such Revolving Advance, a “Protective Advance”).

2.1.4. Limitation on Revolving Advances Based on Inventory to Sales Ratio. Notwithstanding anything otherwise set forth herein or in any other Loan Document, neither Senior Lender nor Mezz Lender shall have any obligation to make any Revolving Advances at any time after the Inventory to Sales Ratio with respect to Borrower equals or exceeds 1.5 and until the Inventory to Sales Ratio falls below 1.25.

2.2. CONDITIONS TO REVOLVING ADVANCES

2.2.1. Conditions Precedent to Initial Revolving Advance. The obligation of each Lender to make an initial Revolving Advance is subject to the condition precedent that such Lender shall have received, in form and substance reasonably satisfactory to such Lender:

(a)

duly executed copy or facsimile, whether in portable document format (pdf) or otherwise, of signatures to each of the Loan Documents; provided, however, that original signatures to the Loan Documents shall be delivered to Lenders as soon as reasonably practicable;

(b)

Operating Documents of Borrower and Guarantors, reasonably acceptable to Lenders, and good standing certificates of Borrower and Guarantors certified by, as applicable, the Secretary of State of the State of Delaware, the Secretary of State of Arizona and the Secretary of State (or equivalent agency) of each other jurisdiction in which Borrower and/or Guarantors is qualified to conduct business, in each case as of a date no earlier than fifteen (15) days prior to the Effective Date;

(c)

duly executed copy or facsimile, whether in portable document format (pdf) or otherwise, of a certificate with respect to Borrower and each Guarantor evidencing that the execution and delivery of the Loan Documents to which it is a party, and all transactions related thereto has been duly authorized; and

(d)	an opinion of outside counsel to Borrower typical of a transaction of this nature which shall opine as to, among other things, perfection, authority/enforceability and non-contravention.

2.2.2. Conditions Precedent to all Revolving Advances. The obligation of each Lender to make a Revolving Advance and each other extension of credit to or on account of Borrower (including the initial Revolving Advance and the first extension of credit) shall be subject to the conditions precedent that, on the date of each Revolving Advance or each extension of credit and after the making of such Revolving Advance or extension of credit:

(a)	The representations and warranties contained in Section 4 and in any other document, instrument or certificate delivered to such Lender hereunder are true, accurate, and complete;

(b)	No event has occurred and is continuing which constitutes, or, with the lapse of time or giving of notice or both, would constitute an Event of Default;

(c)	With respect to Senior Lender, the total amount of all Revolving Senior Advances, including the requested Revolving Senior Advance, shall not exceed the Revolving Senior Loan Amount;

(d)	With respect to Mezz Lender, the total amount of all Revolving Mezz Advances, including the requested Revolving Mezz Advance, shall not exceed the Revolving Mezz Loan Amount;

(e)

With respect to Senior Lender, the total amount of (i) all Revolving Senior Buyer Boost Advances, including the requested Revolving Senior Buyer Boost Advance, shall not exceed the Revolving Buyer Boost Senior Loan Amount and (ii) all Revolving Senior SFR Advances, including the requested Revolving Senior SFR Advance, shall not exceed the Revolving SFR Senior Loan Amount;

(f)

With respect to Mezz Lender, the total amount of (i) all Revolving Mezz Buyer Boost Advances, including the requested Revolving Mezz Buyer Boost Advance, shall not exceed the Revolving Buyer Boost Mezz Loan Amount and (ii) all Revolving Mezz SFR Advances, including the requested Revolving Mezz SFR Advance, shall not exceed the Revolving SFR Mezz Loan Amount;

(g)

Borrower shall have delivered a Revolving Advance Form to Lenders by electronic mail identifying the proposed Portfolio Properties (a “Loan Request”), together with a schedule showing for each Property: (i) whether such Property is intended to be financed as a Buyer Boost Purchase, an SFR Purchase or an Auction Purchase, or is a Same-Day Borrowing; (ii) the cost of acquisition of such Property (net of platform fees or other similar fees), anticipated closing costs and Borrower’s estimated cost of repairs (such amounts, collectively, “Cost”); (iii) other than for SFR Purchases, the estimated as-repaired value of such Property as determined by Borrower (the “As-Repaired Value”); and (iv) in the case of a Buyer Boost Purchase, the Adjusted Acquisition Price and Adjusted Property Valuation with respect to such Property. A Revolving Advance Form sent to any Lender by an Authorized Person using such Authorized Person’s offerpad.com email address with the electronic signature of such Authorized Person affixed thereon shall for all purposes be considered an authorized submission by Borrower to Lenders of the Revolving Advance Form and all statements and representations set forth therein shall have been duly made and given;

(h)

Except with respect to (i) an Auction Purchase for which an Auction Advance is sought or (ii) a Same-Day Borrowing, Borrower shall have delivered by 9:00 a.m. prevailing East Coast time on the Business Day of the proposed Revolving Advance a Title Insurance Policy/Commitment for each proposed Portfolio Property, and the final settlement statement with respect to such Portfolio Property;

(i)	Borrower shall have extended the Required Insurance to cover any proposed Portfolio Property that is the subject of the requested Advance;

(j)	Borrower shall have paid all of each Lender’s fees, costs and expenses, including reasonable attorneys’ fees, costs and expenses, if any;

(k)	There has not been any Material Adverse Change since October 26, 2016; and

(l)	With respect to any Revolving Advance on or after the Fifth Amended and Restated Effective Date, each of the following shall have occurred to each Lender’s satisfaction:

(i)

receipt by Lenders of duly executed copy or facsimile, whether in portable document format (pdf) or otherwise, of signatures to each of the Loan Documents dated as of the Fifth Amended and Restated Effective Date; provided, however, that original signatures to such Loan Documents shall be delivered to Lenders as soon as reasonably practicable; and

(ii)

duly executed copy or facsimile, whether in portable document format (pdf) or otherwise, of a certificate with respect to Borrower and each Guarantor evidencing that the execution and delivery of the Loan Documents dated as of the Fifth Amended and Restated Effective Date to which it is a party, and all transactions related thereto have been duly authorized.

2.2.3. Covenant to Deliver. Borrower and Guarantors shall each deliver to Lenders, each item required to be delivered to Lenders under this Agreement and the other Loan Documents as a condition precedent to any Revolving Advances. A Revolving Advance made prior to the receipt by either or both Lenders of any such item shall not constitute a waiver by Lenders of Borrower’s and/or any Guarantor’s obligation to deliver such item, and the making of any Revolving Advance in the absence of a required item shall be in each Lender’s reasonable discretion.

2.3. Procedure for Requesting Revolving Advances.

(a)

For any Revolving Advance that is not a Buyer Boost Advance, a SFR Advance, an Auction Advance, or an Auction Repair Advance, provided that Borrower has satisfied the requirements for Revolving Advances and each Lender has approved the Cost and/or As-Repaired Value in its reasonable discretion, (1) with respect to a Same-Day Borrowing, on the same Business Day as the Loan Request if such Loan Request is actually received by Lenders by no later than 12:00 p.m. prevailing East Coast time on a Business Day or if received after such time, on the next Business Day, or (2) with respect to a Revolving Advance that is not a Same-Day Borrowing, on the same Business Day as the Loan Request if such Loan Request is actually received by Lenders by no later than 9:00 a.m. prevailing East Coast time on a Business Day or if received after such time, on the next Business Day, (a) Senior Lender shall make a Revolving Senior Advance to Borrower equal to eighty percent (80%) of the lesser of (i) the Cost of each Portfolio Property that is the subject of such advance and (ii) the As-Repaired Value of each such Portfolio Property and (b) Mezz Lender shall make a Revolving Mezz Advance to Borrower in an amount equal to thirteen percent (13%) of the lesser of the amounts described in (a)(i) and (a)(ii) of this paragraph; For the avoidance of doubt, the sum of a Revolving Senior Advance and Revolving Mezz Advance shall not exceed ninety three percent (93%) of the lesser of (x) the Cost of each Portfolio Property that is the subject of such advance or (y) the As-Repaired Value of each such Portfolio Property.

(b)

For any Revolving Advance that is a SFR Advance, provided that Borrower has satisfied the requirements for Revolving Advances, (1) with respect to a Same-Day Borrowing, on the same Business Day as such Loan Request if such Loan Request is actually received by Lenders by no later than 12:00 p.m. prevailing East Coast time on a Business Day or if received after such time, on the next Business Day, or (2) with respect to a Revolving Advance that is not a Same-Day Borrowing, on the same Business Day as such Loan Request if such Loan Request is actually received by Lenders by no later than 9:00 a.m. prevailing East Coast time on a Business Day or if received after such time, on the next Business Day, (a) Senior Lender shall make a Revolving Senior Advance to Borrower equal to eighty percent (80%) of the Cost with respect to each SFR Portfolio Property that is the subject of such advance and (b) Mezz Lender shall make a Revolving Mezz Advance to Borrower in an amount equal to thirteen percent (13%) of the Cost with respect to each SFR Portfolio Property that is the subject of such advance. For the avoidance of doubt, the sum of a Revolving Senior Advance and Revolving Mezz Advance shall not exceed ninety three percent (93%) of the Cost of each SFR Portfolio Property that is the subject of such advance.

(c)

For any Revolving Advance that is a Buyer Boost Advance, provided that Borrower has satisfied the requirements for Revolving Advances, on the same Business Day as the Loan Request if such Loan Request is actually received by Lenders by no later than 9:00 a.m. prevailing East Coast time on a Business Day or if received after such time, on the next Business Day, (1) Senior Lender shall make a

Revolving Senior Buyer Boost Advance to Borrower equal to eighty percent (80%) of the lesser of (a) the Adjusted Acquisition Price of each Portfolio Property that is the subject of such advance and (b) the Adjusted Property Valuation of each such Portfolio Property and (2) Mezz Lender shall make a Revolving Mezz Buyer Boost Advance to Borrower in an amount equal to thirteen percent (13%) of the lesser of the amounts described in (1)(a) and (1)(b) of this paragraph. For the avoidance of doubt, the sum of a Revolving Senior Buyer Boost Advance and Revolving Mezz Buyer Boost Advance shall not exceed ninety three percent (93%) of the lesser of (x) the Adjusted Acquisition Price of each Portfolio Property that is the subject of such advance and (y) the Adjusted Property Valuation of each such Portfolio Property.

(d)

For any Revolving Advance that is an Auction Advance, provided that (i) Borrower has satisfied the requirements for Revolving Advances, and (ii) Lenders have received from Borrower a Certificate of Sale acceptable to each Lender in its reasonable discretion with respect to the proposed Auction Purchase, on the same Business Day as the Loan Request if such Loan Request is actually received by Lenders by no later than 9:00 a.m. prevailing East Coast time on a Business Day or if received after such time, on the next Business Day, (a) Senior Lender shall make a Revolving Senior Auction Advance to Borrower equal to eighty percent (80%) of the Auction Cost of such Auction Purchase that is the subject of such advance and (b) Mezz Lender shall make a Revolving Mezz Auction Advance to Borrower in an amount equal to thirteen percent (13%) of such Auction Cost of such Auction Purchase.

(e)

With respect to any Auction Purchase for which an Auction Advance was previously made, provided that (i) Borrower has satisfied the requirements for Revolving Advances, (ii) each Lender has approved the Auction Property Repair Cost and/or As-Repaired Value in its reasonable discretion and (iii) Borrower has provided each Lender satisfactory evidence that such Property is now an Approved Auction Purchase, on the date that is two Business Days from the date that such requirements have been satisfied, (a) Senior Lender shall make a Revolving Senior Repair Advance to Borrower equal to eighty percent (80%) of the lesser of (1) the Auction Property Repair Cost of the Portfolio Property that is the subject of such advance or (2) the As-Repaired Value of such Portfolio Property minus the Auction Cost and (b) Mezz Lender shall make a Revolving Mezz Repair Advance to Borrower in an amount equal to thirteen percent (13%) of the lesser of the amounts described in (a)(1) and (a)(2) of this paragraph; provided, however that the sum of the aggregate Auction Repair Advance and the Auction Advance with respect to such Portfolio Property cannot exceed ninety three percent (93%) of the lesser of (x) the Cost of such Portfolio Property or (y) the As-Repaired Value of such Portfolio Property. On the date any such Property becomes an Approved Auction Purchase, Borrower shall be deemed to have represented that each of the conditions precedent set forth in Section 2.2.2 would have been satisfied in the event the Auction Advance with respect to such Property had been requested on such date.

(f)

For any Revolving Advance that is a Same-Day Borrowing, Borrower shall have three (3) Business Days from the date of such Revolving Advance to (i) deliver to each Lender evidence to each Lender’s reasonable satisfaction of Title Insurance Policy/Commitment for each Portfolio Property subject to such Same-Day Borrowing, the final settlement statement with respect to such Portfolio Property, a flood certification and to the extent applicable to such Portfolio Property, flood insurance or (ii) repay to Lenders all Obligations related to such Portfolio Property plus an amount equal to 0.15% of such Revolving Advance.

(g)

With regard to any Portfolio Property that is subject to an outstanding Revolving Senior Advance and an outstanding Revolving Mezz Advance, in each case, other than a Buyer Boost Advance or an SFR Advance, Borrower may request a supplemental Revolving Advance (a “Supplemental Advance”) from the Lenders, provided that Borrower has satisfied the requirements for Revolving Advances. If a Loan Request is actually received by Lenders by no later than 9:00 a.m. prevailing East Coast time on a Business Day (or if received after such time, on the next Business Day), (a) Mezz Lender shall make a supplemental Revolving Mezz Advance in amount equal to (x) thirteen percent (13%) of the Supplemental Base minus (y) thirteen percent (13%) of the Original Base and (b) Senior Lender shall make a supplemental Revolving Senior Advance in amount equal to the amount of the Supplemental Price Percentage Amount minus the amount of the Original Price Percentage Amount, minus the amount of the outstanding Revolving Mezz Amount as calculated in subpart (a) of this section.

(h)

Borrower may request a Revolving Mezz Advance from Mezz Lender to refinance any Portfolio Property that is or was subject to a Revolving Advance from Lender, other than a Buyer Boost Advance or an SFR Advance (a “Senior Mezz Refinancing Advance”). If a Loan Request is actually received by Mezz Lender by no later than 9:00 a.m. prevailing East Coast time on a Business Day or if received after such time, on the next Business Day, Mezz Lender shall make a Revolving Mezz Advance to Borrower equal to no more than eighty percent (80%) of the Refinancing Advance Limit and to the extent there are any outstanding Revolving Advances applicable to the Portfolio Property being refinanced, Borrower shall use the proceeds of such Senior Mezz Refinancing Advance to repay such Revolving Advances as required by Section 2.4(g).

(i)

Notwithstanding the foregoing or any other provision herein to the contrary, at the request of Borrower, each Lender may, in its sole discretion, make Advance(s) in excess of the Revolving Senior Loan Amount and/or the Revolving Mezz Loan Amount, as applicable (any such advance, an “Excess Advance”), provided that any Excess Advance (x) shall bear an interest premium of two percent above the Interest Rate or Mezz Interest Rate, as applicable, (y) may be made with such other terms and conditions, if any, as the Lender making such Excess Advance shall deem appropriate in its sole discretion and (z) shall be evidenced by a new promissory note in substantially the same form as the Revolving Senior Note and/or Revolving Mezz Note, as applicable (subject to the interest premium and other terms and conditions contemplated by this Section 2.3(i)).

2.4. Payment of Principal and Interest.

(a)

Promise to Pay. Borrower unconditionally promises to pay (a) Senior Lender the outstanding principal amount of all Revolving Senior Advances and accrued and unpaid interest thereon as and when due in accordance with this Agreement and the other Loan Documents and (b) Mezz Lender the outstanding principal amount of all Revolving Mezz Advances made by Mezz Lender and accrued and unpaid interest thereon as and when due in accordance with this Agreement and the other Loan Documents.

(b)

Scheduled Principal Payments. Each Revolving Senior Advance, each Revolving Mezz Advance and all other Obligations shall be due and payable on the Maturity Date or on any earlier acceleration thereof. Notwithstanding the preceding sentence, so long as there is no continuing and uncured Event of Default existing on and as of the Maturity Date, Borrower may repay its outstanding Revolving Advances through but no later than the Runoff Date but otherwise in accordance with the other provisions of this Section 2.4.

(c)

Mandatory Prepayment. Within two Business Days of the date of receipt by Borrower of proceeds from the sale or other disposition of a Portfolio Property, Borrower shall prepay in full and with all accrued interest, the applicable outstanding Revolving Senior Loan Advances and Revolving Mezz Loan Advances that were advanced to purchase and improve such Portfolio Property.

(d)

Overadvance. Subject to the Pricing Side Letter, at any time that the sum of aggregate outstanding (a) Revolving Senior Advances (other than any Excess Advance(s)) exceeds the Revolving Senior Loan Amount, (b) Revolving Mezz Advances (other than any Excess Advance(s)) exceeds the Revolving Mezz Loan Amount and/or (c) Revolving Advances (other than any Excess Advance(s)) exceeds the Revolving Advance Borrowing Base, Borrower shall, in each case, immediately pay to each Lender in cash the amount of such excess (subject to Section 2.4(i)).

(e)	Termination. The obligation to make Revolving Senior Advances and Revolving Mezz Advances terminates on the last day of the applicable Availability Period.

(f)

Interest. Interest shall accrue on each Revolving Senior Advance at the Interest Rate and each Revolving Mezz Advance at the Mezz Interest Rate and shall be due to each Lender on the first Business Day of each calendar month; provided, however, on the date of each Revolving Senior Advance and each Revolving Mezz Advance, Borrower shall pay stub interest on such Revolving Senior Advance and Revolving Mezz Advance from the date made to Borrower through the last day of the calendar month in which such Revolving Advance is made. In computing interest, the date of the making of any Revolving Advance shall be included and the date of payment shall be excluded; provided, however, that if any Revolving Advance is repaid on the same day on which it is made, such day shall be included in computing interest on such Revolving Advance. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(g)

Obligation to Repay Revolving Advances. At no time shall the aggregate amount of all outstanding Revolving Advances (including the amount of any Revolving Advance being requested) exceed the Revolving Advance Borrowing Base. In furtherance of the foregoing:

(i)

Borrower shall repay to the Lenders, in accordance with the payment allocations set forth in Section 2.4(i), each Revolving Advance (other than a Revolving Auction Advance or an SFR Advance) based on the Revolving Advance Schedule (as defined in the Pricing Side Letter) and determined by reference to the number of days that have elapsed since the date of such Revolving Advance (provided that, notwithstanding such schedule, all such Revolving Advances shall be paid in full upon any earlier acceleration thereof.

(ii)

Borrower shall repay to the Lenders, in accordance with the payment allocations set forth in Section 2.4(i), each Revolving Advance that is a Revolving Auction Advance based on the Revolving Auction Advance Schedule (as defined in the Pricing Side Letter) and determined by reference to the number of days that have elapsed since the date of such Revolving Advance (provided that, notwithstanding such schedule, all such Revolving Advances shall be paid in full upon any earlier acceleration thereof).

Without limiting the foregoing, (A) if an Auction Purchase does not become an Approved Auction Purchase within 45 days of the date of the Auction Advance with respect to such Auction Purchase or (B) upon a court having jurisdiction over an Auction finally determining that it will not approve such Auction Purchase, Borrower shall, within five days of the deadline set forth in subsection (A) of this sentence or, if earlier, within five days of the date of the court determination set forth in subsection (B) of this sentence, repay each such Revolving Advance made with respect to such Auction Purchase (and any accrued interest thereon).

(iii)

Borrower shall repay to the Lenders, in accordance with the payment allocations set forth in Section 2.4(i), each Revolving Advance that is an SFR Advance based on the SFR Advance Schedule (as defined in the Pricing Side Letter) and determined by reference to the number of days that have elapsed since the date of such Revolving Advance (provided that, notwithstanding such schedule, all such Revolving Advances shall be paid in full upon any earlier acceleration thereof).

On the 360-day anniversary of each SFR Advance (the “SFR 1-Year Anniversary”), Borrower shall, at its expense, obtain a valuation of the underlying SFR Portfolio Property (the result of such valuation, the “SFR Valuation”). Borrower shall repay each such SFR Advance, in accordance with the payment allocations set forth in Section 2.4(i), in an amount equal to the SFR Valuation Percentage (as defined in the Pricing Side Letter) of the SFR Valuation every 30 days following the SFR 1-Year Anniversary until such SFR Advance is fully repaid.

(iv)

Notwithstanding anything herein to the contrary, if a Property that is the subject of a Same-Day Borrowing fails to become a Portfolio Property within two Business Days following the funding of the Same-Day Borrowing, Borrower shall repay to the Lenders, in accordance with the payment allocations set forth in Section 2.4(i), the amounts described in, and in accordance with, Section 2.3(f).

(h)

Voluntary Prepayment. Borrower may, on any Business Day, prepay to Senior Lender any Revolving Senior Advance, without premium or penalty, in whole or in part, together with all accrued and unpaid interest owing with respect to the amount to be prepaid to the date of such prepayment. Subject to the Pricing Side Letter, if, and only if, no amount is outstanding with respect to the corresponding Revolving Senior Advance as to a particular Portfolio Property, Borrower may, on any Business Day, prepay to Mezz Lender any Revolving Mezz Advance, without premium or penalty, in whole or in part, together with all accrued and unpaid interest owing with respect to the amount to be prepaid to the date of such prepayment. For the avoidance of doubt, Borrower may not prepay any Revolving Mezz Advance at any time when there is any amount outstanding under the corresponding Revolving Senior Advance except as otherwise expressly provided in the Pricing Side Letter.

(i)

Allocation of Payments. All payments and proceeds (of whatever nature) received with respect to Revolving Advances made by Senior Lender and Mezz Lender will be retained by such Lenders and be allocated as between them (and solely between them) in accordance with this Section. Subject to the Pricing Side Letter, any such payments and proceeds will be allocated in the following order of priority: first, in an amount equal to the accrued and outstanding reasonable and documented out-of-pocket fees and expenses of Lenders (including, without limitation, Lenders’ reasonable and documented out-of-pocket attorney’s fees (including, without limitation, those of Cogent Legal Services LLC), second, in an amount equal to the accrued and unpaid interest on the Revolving Senior Note with respect to the related Revolving Senior Advance; third, in an amount equal to the unpaid principal portion on the Revolving Senior Note with respect to the related Revolving Senior Advance until the related Revolving Senior Advance is paid in full; fourth, in an amount equal to the accrued and unpaid interest on the Revolving Mezz Note with respect to the related Revolving Mezz Advance; fifth, in an amount equal to the unpaid principal portion on the Revolving Mezz Note with respect to the related Revolving Mezz Advance until the related Revolving Mezz Advance is paid in full; and sixth, any amount remaining, to Borrower. Notwithstanding the foregoing, (a) at any time as there is a continuing Event of Default and/or (b) from and after the Sequential Date, Mezz Lender may not receive any payment until and unless Senior Lender has been paid in full for all Obligations owed to it.

(j)

Property Valuations. Borrower shall, at its expense, obtain a valuation of each SFR Portfolio Property underlying an outstanding SFR Advance upon (i) the SFR 1-Year Anniversary with respect to such SFR Advance or (ii) the conversion of any Revolving Advance into an SFR Advance pursuant to Section 2.4(k). Additionally, any Lender may in its discretion from time to time seek to confirm the valuation of the Portfolio Properties by obtaining a Property Valuation. Up to two such Property Valuations (which, for the avoidance of doubt, will cover all the Portfolio Properties) per year will be at the expense of Borrower. Upon written notice by such Lender(s) to Borrower (a “Property Valuation Notice”), Borrower will cause all such Portfolio Properties to be valued and such valuation must be completed within 30 days following the Property Valuation Notice. For any such Portfolio Property that is under contract to be sold as of the date of the Property Valuation Notice, the value of such Portfolio Property will be the sales price set forth in the sale contract. For all other such Portfolio Properties, the value of such Portfolio Properties will be as set forth in one or more broker’s price opinions using real estate brokers reasonably satisfactory to the applicable Lender(s). If (x) the sum of the so-ascertained values of such Portfolio Properties for Borrower is less than the aggregate Cost of such Portfolio Properties or (y) solely with respect to a Supplemental Advance, the so-ascertained values of the Portfolio Properties subject to the Supplemental Advance is less than Supplemental Senior Advance Limit and/or the Supplemental Mezz Advance Limit using the values set forth in such valuation in subclause (i) of the definition of Price Percentage Amount (each such difference, a “Valuation Shortfall”), Borrower, within 10 Business Days of receipt of written notice of such Valuation Shortfall by Borrower, shall pay down the applicable Revolving Senior Loan and/or Revolving Mezz Loan, as the case may be, by an amount equal to the Valuation Shortfall for each such Portfolio Property for which the Valuation Shortfall is largest, until the Valuation Shortfall is reduced to zero.

(k)

SFR Conversion/Eligibility. Borrower may, at any time, convert any Revolving Advance that is not an SFR Advance to an SFR Advance (each, an “SFR Conversion”) by notifying the Lenders in writing of its intent to effect such SFR Conversion, provided that, at the time of such SFR Conversion, (i) the Portfolio Property underlying such Revolving Advance qualifies as an SFR Portfolio Property and (ii) Borrower has a lease agreement on such underlying Portfolio Property to provide monthly rent in an amount that is no less than 0.7% of the Cost with respect to such Portfolio Property ((i) and (ii), collectively, the “SFR Eligibility Conditions”). At the time of any such SFR Conversion, Borrower shall, at its expense, obtain a valuation of the underlying Portfolio Property (the result of such valuation, the “SFR Conversion Valuation”) and, if the SFR Conversion Valuation is less than the Cost with respect to such underlying Portfolio Property at the time the original Revolving Advance was made (an “SFR Conversion Shortfall”), (A) Borrower shall immediately pay the amount of such SFR Conversion Shortfall to the Lenders in accordance with the payment allocation set forth in Section 2.4(i) and (B) the amount of the original Revolving Advance shall be deemed to be reduced by the amount of such SFR Conversion Shortfall. If, at any time following the 180-day anniversary of the date on which any SFR Advance was originally made (including any Revolving Advance that was subsequently converted into an SFR Advance pursuant to this Section 2.4(k)), the SFR Eligibility Conditions fail to be met with respect to the SFR Portfolio Property underlying such SFR Advance for 90 consecutive days, such SFR Advance shall automatically convert into, and be governed by the terms applicable to, a Revolving Advance that is not an SFR Advance.

2.5. Commitment Fee. For each calendar quarter during the Availability Period beginning on January 1, 2022, Borrower shall pay to the Lenders (ratably, based on relative Committed Amounts) a non-refundable Commitment Fee. The Commitment Fee shall be calculated as of the beginning of each calendar quarter, and fully earned as of the beginning of each such calendar quarter, for and with respect to Advances made available hereunder during such calendar quarter. Each fully earned Commitment Fee shall be due and payable on a quarterly basis on the first (1st) Business Day of each calendar quarter, and any unpaid portion thereof shall be immediately due and payable upon any acceleration of the Obligations hereunder or upon the Maturity Date.

2.6. Unused Facility Fee. For each calendar quarter during the Availability Period beginning on January 1, 2022, Borrower shall pay to the Lenders (ratably, based on relative unused Committed Amounts) an Unused Facility Fee. Each Unused Facility Fee shall be payable in arrears within fifteen (15) Business Days following the end of the applicable calendar quarter, and any unpaid portion thereof shall be immediately due and payable upon any acceleration of the Obligations hereunder or upon the Maturity Date.

2.7. Voluntary Prepayment Fee. If, at any time after January 1, 2022 and prior to the Maturity Date, Borrower makes a voluntary prepayment on any Advance pursuant to Section 2.4(h) (the amount of any such prepayment(s), the “Voluntary Prepayment Amount”), the Borrower shall pay to the Lenders (ratably, based on relative Voluntary Prepayment Amounts) a Voluntary Prepayment Fee with respect to such Voluntary Prepayment Amount. Each Voluntary Prepayment Fee shall be payable within fifteen (15) Business Days following the applicable prepayment(s), and any unpaid portion thereof shall be immediately due and payable upon any acceleration of the Obligations hereunder or upon the Maturity Date.

2.8. Maturity and Extension.

(a)

Notification of Extension. Borrower may request to extend the Maturity Date for up to two (2) additional one (1) year periods from the then-applicable Maturity Date by written notice to Lenders (each such notice, an “Extension Notice”) not later than 90 days prior to the then-applicable Maturity Date. If such notice is timely given, Senior Lender and Mezz Lender shall notice Borrower by no later than 15 days after they each receive such notice whether they each consent to an extension of the applicable Maturity Date, such decision to be made at the sole discretion of Senior Lender and Mezz Lender. If both Senior Lender and Mezz Lender consent to such an extension, the applicable Maturity Date shall then be so extended.

(b)

Conditions Precedent to Effectiveness of Maturity Date Extensions. As conditions precedent to the effectiveness of any such extension, each of the following requirements shall be satisfied or waived on or prior to the then-applicable Maturity Date, as determined in good faith by Lenders (the first date on which such conditions precedent are satisfied or waived with respect to the then-applicable Maturity Date, an “Extension Effective Date”):

(i)	Lenders and the Collateral Agent shall have received an Extension Notice within the period required under clause (a) above and each Lender has consented to such extension under clause (a) above;

(ii)	On the date of such Extension Notice and both immediately before and immediately after giving effect to such extension of the Maturity Date, there is no continuing and uncured Event of Default; and

(iii)

Lenders shall have received a certificate of Borrower dated as of the Extension Effective Date, signed by an authorized officer of Borrower (i) certifying and attaching the resolutions adopted by Borrower approving or consenting to such extension and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Section 4 are true and correct in all material respects on and as of the Extension Effective Date, except (x) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (y) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Change” or similar language shall be true and correct in all respects as of such date after giving effect to such qualification and (B) there is no continuing and uncured Event of Default.

(c)	Effectiveness of Extensions. Any extension of the Maturity Date shall become effective on the Extension Effective Date and Lenders shall promptly confirm to Borrower such effectiveness.

2.9. Making of Revolving Advances. Each Revolving Advance shall be conclusively deemed to have been made at the request of and for the benefit of Borrower when paid in accordance with Borrower’s written instructions.

2.10. Monthly Statement. At the option of Senior Lender and/or Mezz Lender, in each case in their sole discretion, after the end of each calendar month, Senior Lender and/or Mezz Lender may render to Borrower a written statement of the Revolving Senior Loan account and Revolving Mezz Loan account, as the case may be, showing all applicable credits and debits. Each statement shall be considered correct and to have been accepted by Borrower and shall be conclusively binding upon Borrower in respect of all charges, debits and credits of whatsoever nature contained therein respecting the applicable Revolving Advances, and the closing balance shown therein, unless Borrower notifies the applicable Lender in writing of any discrepancy within twenty (20) days of the issuance of such statement by such Lender to Borrower.

3. SECURITY INTEREST CREATED; OBLIGATIONS SECURED.

3.1. Appointment of Collateral Agent. Each of Senior Lender and Mezz Lender hereby appoint the Collateral Agent (and the Collateral Agent hereby accepts such appointment) to take any action including, without limitation, the registration of any Collateral in the name of the Collateral Agent or its nominees prior to or during the continuance of an Event of Default, the exercise of voting rights upon the occurrence and during the continuance of an Event of Default, the application of any cash collateral received by the Collateral Agent to the payment of the Obligations, the making of any demand under the Loan Documents, the exercise of any remedies given to Lenders or the Collateral Agent pursuant to the Loan Documents and the exercise of any authority pursuant to the appointment of the Collateral Agent as an attorney-in-fact that the Collateral Agent deems necessary or proper for the administration of the Collateral pursuant to the Loan Documents. Upon realizing on any of the Collateral in accordance with the Loan Documents, the Collateral Agent shall promptly distribute any cash or Collateral in accordance with the term hereof (including, without limitation, Section 2.4(i)) to Lenders and, if applicable, Borrower. Lenders must notify Collateral Agent in writing of the existence of future Obligations owed by Borrower to Lenders. The Collateral Agent will not be required to act hereunder in connection with future Obligations the existence of which was not disclosed in writing to the Collateral Agent nor will the Collateral Agent be required to act on behalf of any assignee of Obligations without the written consent of Collateral Agent. The Collateral Agent will not be responsible or liable for any action taken or omitted to be taken by it hereunder or any other Loan Document except for an inaction or inaction arising from Collateral Agent’s own gross negligence or willful misconduct.

3.2. Grant of Security Interest. Borrower hereby grants to the Collateral Agent, for the benefit of Senior Lender and Mezz Lender, to secure the payment and performance in full of all of the Obligations owed to either or both of them, a continuing security interest in, and assigns by way of collateral to the Collateral Agent, for the benefit of Senior Lender and Mezz Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

3.3. Financing Statements. Borrower hereby authorizes the Collateral Agent, for the benefit of Senior Lender and Mezz Lender, to prepare and file financing statements with respect to the security interests granted hereby, continuation statements with respect thereto, and any amendments to such financing statements that may be necessitated to continue to perfect each such Lender’s interest in the Collateral. Borrower agrees that, notwithstanding any provision in the Code to the contrary, Borrower shall not file a termination statement with respect to any financing statement filed by the Collateral Agent in connection with any security interest granted under this Agreement if the Collateral Agent reasonably objects to the filing of such termination statement.

3.4. Insurance. All liability insurance policies (with the exception of worker’s compensation insurance to the extent not available under statutory law) shall designate each Lender and its successors and assigns as additional insureds as their interests may appear.

3.5. Further Assurances. The Collateral Agent, for the benefit of Senior Lender and Mezz Lender, shall at all times have a perfected security interest in the Collateral that shall be prior to any other interests therein other than Liens permitted under Section 6.2. Borrower shall do all acts and things, shall execute and file all instruments (including security agreements, UCC financing statements, continuation statements, etc.) requested by Collateral Agent to establish, maintain and continue the perfected security interest in the Collateral and shall promptly on demand pay all reasonable and documented out-of-pocket costs and expenses of (i) filing and recording, including the costs of any searches reasonably deemed necessary by Collateral Agent from time to time to establish and determine the validity and the continuing priority of such security interest, and (ii) all other claims and charges that in the reasonable opinion of Collateral Agent might prejudice, imperil or otherwise affect the Collateral or security interest thereon. Borrower agrees that a carbon, photographic or other reproduction of a security agreement or financing statement shall be sufficient as a financing statement. The Collateral Agent is hereby irrevocably appointed as attorney-in-fact for Borrower to take any of the foregoing actions requested of Borrower by Collateral Agent if Borrower should fail to take such actions, which appointment shall be deemed coupled with an interest.

3.6. Cross Collateralization. Borrower acknowledges that the Revolving Senior Advances and Revolving Mezz Advances and all other Obligations owed to Senior Lender and Mezz Lender are, and shall at all times be, cross collateralized. Borrower acknowledges that the Obligations owed to Senior Lender and Mezz Lender are cross guaranteed by the Guarantors and cross defaulted.

3.7. Subordination of Mezz Loans; Turnover. Notwithstanding anything herein or otherwise to the contrary, each of Senior Lender and Mezz Lender, respectively, agree that Revolving Mezz Advances made by Mezz Lender will be subordinate and junior with respect to the Collateral and right of payment to the Revolving Senior Advances made by Senior Lender. At any time as there is a continuing and uncured Event of Default and/or from and after the Sequential Date, (a) no payments in respect of a Revolving Mezz Loans may be made to Mezz Lender until all Obligations owed to the related Senior Lender have been paid in full and (b) all dispositions from any Collateral or any other amounts available shall be paid by the Collateral Agent to Senior Lender in respect of the Revolving Senior Advances. Mezz Lender agrees to forebear and not take any action to enforce its rights under (or in connection with) this Agreement, the other Loan Documents, the Servicing Agreement or otherwise (including, without limitation, any rights arising at law or in equity) until and unless Senior Lender has been paid in full for all Obligations owed to it; provided, however, Mezz Lender may take any action solely for the purpose of preserving its rights in the Collateral and against Borrower such as the giving of notice of an Event of Default. If and to the extent that Mezz Lender received or receives any payment from Borrower, Guarantors, Collateral Agent or otherwise to which it is not entitled under this Agreement and the other Loan Documents (including, without limitation, because Senior Lender has not been repaid in full with respect to any Advances on account of a particular Portfolio Property), Mezz Lender shall be deemed to hold such amount in trust for Senior Lender and shall promptly turnover such amount to Senior Lender without any need for Senior Lender to make a demand therefor.

3.8. No Other Indebtedness. Borrower shall not incur any Indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation or assuming liability for the debts of any other Person and Borrower will not hold itself out as being liable for the debts of any other Person) except as expressly permitted hereunder. Except as permitted pursuant to Section 6.2, no Indebtedness other than the Revolving Senior Loan and the Revolving Mezz Loan or any other obligations to any Lender making such Loans may be secured (subordinate or pari passu) by the Collateral or any portion thereof.

4. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows to Lenders that, as of the Fifth Amendment Effective Date:

4.1. Organization and Qualification. Borrower and each Guarantor is duly existing and in good standing in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

4.2. Valid Obligations; Compliance with Laws. The execution, delivery and performance by Borrower and each Guarantor of the Loan Documents to which it is a party (a) have been duly authorized by all necessary action and each represents a legal, valid and binding obligation of Borrower and is fully enforceable according to its terms, except as limited by laws regarding the enforcement of creditors’ rights or equitable principles and (b) do not (i) conflict with Borrower’s or any Guarantor’s Organizational Documents, (ii) contravene, conflict with, constitute a default under or violate any Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any Guarantor or any of its respective property or assets may be bound or affected, (iv) subject to any perfection requirement, require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority, or (v) constitute an event of default under any material agreement by which Borrower or any Guarantor is bound to an extent or in a manner which has or is reasonably likely to cause a Material Adverse Change. Borrower and each Guarantor has obtained all necessary consents to enter into this Agreement and the other Loan Documents, as applicable. Neither Borrower nor any Guarantor is in default under any agreement to which it is a party or by which it may be bound in which the default could reasonably be expected to cause a Material Adverse Change. Borrower and each Guarantor, having consulted with outside counsel, is in material compliance with all laws applicable to it in the states in which it does business and there is no material conflict with the business conducted by Borrower and each Guarantor and relevant state laws. The Revolving Senior Advances and Revolving Mezz Advances will be made to Borrower in the ordinary course of Borrower’s business and used exclusively for the acquisition and improvement of single-family real estate properties.

4.3. Subsidiaries. Borrower has no subsidiaries other than those listed on Schedule 4.3, if any, and Borrower has never consolidated, merged or acquired substantially all of the assets of any other entity or Person other than those listed on Schedule 4.3, if any.

4.4. Corporate Records. The articles of organization and all amendments thereto for Borrower and each Guarantor have been duly filed and are in proper order.

4.5. Title to Properties; Absence of Liens. Borrower and each Guarantor has good and clear record and marketable title to all of its respective properties and assets, and all Portfolio Properties, as well as any other property held by Borrower, are free and clear of all Liens, other than the security interest granted to the Collateral Agent or Lenders under the Loan Documents or under any other agreement between Borrower and any Lender or as otherwise permitted under Section 6.2.

4.6. Places of Business. Borrower’s chief executive office is correctly stated in the signature lines to this Agreement. Borrower shall, during the term of this Agreement, keep each of Lenders currently and accurately informed in writing of each of its other places of business, and shall not change the location of such chief executive office or open or close, move or change any existing or new place of business without giving each Lender at least thirty (30) days prior written notice thereof.

4.7. Litigation. There are no actions, suits or proceedings pending or to the knowledge of Borrower threatened against Borrower or any Guarantor which might materially adversely affect the ability of Borrower or any Guarantor to conduct its respective business or to pay or perform the Obligations.

4.8. Taxes. Borrower and each Guarantor has filed all federal, state and other tax returns required to be filed (except for such returns for which current and valid extensions have been filed), and all taxes, assessments and other governmental charges due from Borrower have been fully paid. Borrower and each Guarantor have established on its books reserves adequate for the payment of all federal, state and other tax liabilities (if any), that are being contested in good faith by appropriate proceedings.

4.9. Restriction on Use of Proceeds. No portion of any Revolving Advance is to be used for personal, family or household purposes. The Collateral is not used or acquired in any respect for personal, family or household purposes of the Borrower and the Guarantors.

4.10. Flood Insurance. To Borrower’s knowledge, after due diligence and inquiry, no Portfolio Property it acquired (or purported to acquire) is located within any designated flood plain or special flood hazard area; or there is flood insurance covering direct physical damage to such Portfolio Property in an amount equal to the least of: (a) the maximum amount of flood insurance available to Borrower through the federal government’s National Flood Insurance Program; (b) the replacement cost of the improvements on the Property; and (c) an amount equal to the Revolving Senior Advance and Revolving Mezz Advance applicable thereto.

4.11. Financial Statements; Financial Condition. All financial statements for Borrower and each Guarantor delivered to Lenders fairly present in all material respects the financial condition of Borrower or such Guarantor, as the case may be. There has not been any material deterioration in the financial condition of Borrower or any Guarantor since the date of the most recent financial statements submitted to Lenders.

4.12. Solvency. The fair salable value (taken on a going concern basis) of Borrower’s and each Guarantor’s respective assets exceeds the fair value of its liabilities; Borrower and each Guarantor is not left with unreasonably small capital after effecting the transactions in this Agreement or any of the other Loan Documents; and Borrower and each Guarantor is able to pay its debts (including trade debts) as they mature.

4.13. No Debt or Payment Obligations; Separateness. Borrower has not incurred any debt or other payment obligations since its formation. At all times since its formation, Borrower has operated in a manner so as to maintain Borrower’s identity as a separate legal entity and to make it apparent to third Persons that Borrower is an entity with assets and liabilities distinct from those of any of its Affiliates and any other Person, and is not a division of any Affiliate or any other Person. Without limiting the generality of the immediately preceding sentence, Borrower has operated since its formation in a manner consistent with the requirements of Section 5.7(a) through (g).

4.14. Full Disclosure. No representation, warranty or other statement of Borrower or any Guarantor in any of the Loan Documents related certificate or written statement given to Lenders, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Lenders, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading in any material respect.

5. AFFIRMATIVE COVENANTS

5.1. Use of Proceeds. Borrower shall use the proceeds of the Revolving Senior Advances and Revolving Mezz Advances solely (a) as working capital and (b) to fund Borrower’s general business requirements to acquire and improve certain single-family residential real estate property (including, without limitation, through Buyer Boost Purchases and/or SFR Purchases), and not for personal, family, household or agricultural purposes of the Borrower and the Guarantors.

5.2. Government Compliance. Borrower shall (a) maintain its legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to cause a Material Adverse Change and (b) comply with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to cause a Material Adverse Change.

5.3. Payments and Performance. Borrower will duly and punctually pay all Obligations owed by it becoming due to Senior Lender and Mezz Lender hereunder and will duly and punctually perform all Obligations on its part to be done or performed under this Agreement.

5.4. Books and Records; Inspection. Borrower will at all times keep proper books of account in which full, true and correct entries will be made of its transactions in accordance with GAAP, consistently applied and which are acceptable to Lenders, adequate to determine fairly the financial condition and the results of operations of Borrower. Borrower will at all reasonable times make its books and records available in its offices for inspection and examination by either Lender and such Lender’s representatives and will permit inspection of any Portfolio Property (including, without limitation, appraisals thereof) at Borrower’s sole expense, and all of its properties by such Lender and such Lender’s representatives. Borrower will from time to time furnish Lenders with such information and statements as any Lender may request in its sole discretion with respect to the Obligations or Collateral Agent’s security interest in the Collateral. Borrower shall, during the term of this Agreement, keep Lenders currently and accurately informed in writing of each location where Borrower’s records relating to its accounts and contract rights are kept, and shall not remove such records to another state without giving each Lender at least thirty (30) days prior written notice thereof. Any information provided by Borrower to one Lender shall be furnished substantially contemporaneously to the other Lender.

5.5. Financial Statements. Borrower will furnish to each Lender:

(a)

as soon as available to Borrower, but in any event within 45 days after the close of each quarterly period of its fiscal year, a full and complete signed copy of financial statements for Parent, prepared by Parent which shall include a balance sheet of Parent, as at the end of such quarter, and statement of profit and loss of Parent reflecting the results of its operations during such quarter, and prepared on a compiled basis in accordance with GAAP consistently applied, subject to year-end adjustments;

(b)

as soon as available to Borrower, but in any event within 120 days the close of each fiscal year thereafter, a full and complete signed copy of financial statements, prepared and audited by certified public accountants acceptable to each Lender, which shall include a balance sheet of Parent, as at the end of such year, statement of cash flows and statement of profit and loss of Parent reflecting the results of its operations during such year, bearing the unqualified opinion of such certified public accountants and prepared on an audited basis in accordance with GAAP, consistently applied;

(c)	[reserved];

(d)

Borrower’s and each Guarantor’s filed Federal and state tax returns, including all schedules thereto, for the prior year promptly upon such Lender’s written request, which shall be no early than fifteen (15) days after the date that Borrower’s and each Guarantor’s tax returns are actually filed each such year; and

(e)

from time to time, such financial data and information about Borrower and/or any Guarantor as any Lender may reasonably request (including, without limitation, within 15 Business Days following each calendar month, a “loan tape” with respect to Advances pursuant to this Agreement that shall include each of the fields set forth on Schedule 5.5(e) hereto; provided, however, that such loan tape shall not be required to the extent that the information that would be contained in such loan tape has been provided to the applicable Lender in connection with Borrower’s requests for Advances hereunder).

5.6. Conduct of Business. Borrower will maintain its existence in good standing and comply with all laws and regulations of the United States and of any state or states thereof and of any political subdivision thereof, and of any Governmental Authority which may be applicable to it or to its business, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change; provided that this covenant shall not apply to any tax, assessment or charge which is being contested in good faith and with respect to which reserves have been established and are being maintained.

5.7. Separateness. Notwithstanding anything herein to the contrary, Borrower acknowledges that each Lender is entering into the transactions contemplated by this Agreement in reliance upon Borrower’s identity as a legal entity separate from each of its Affiliates. Therefore, from and after the date hereof, Borrower shall take all reasonable steps to continue

Borrower’s identity as a separate legal entity and to make it apparent to third Persons that Borrower is an entity with assets and liabilities distinct from those of any of its Affiliates and any other Person, and is not a division of any Affiliate or any other Person. Without limiting the generality of the foregoing, each Loan Party shall take such actions as shall be required in order that:

(a)	Borrower’s books and records shall be maintained separately from those of any of its Affiliates;

(b)

Borrower shall maintain and utilize separate stationery, invoices and checks, shall otherwise conduct its business in its own name, and correct any known misunderstanding regarding its separate identity;

(c)	Borrower shall allocate fairly and reasonably any expenses which Borrower shares with any other Person, including shared office space and services;

(d)

All financial statements of any Affiliates of Borrower that are consolidated or combined to include Borrower shall contain detailed notes clearly stating that (i) all of Borrower’s assets are owned by Borrower, and (ii) Borrower is a separate entity with creditors who have not received security interests in Borrower’s assets;

(e)	Borrower’s assets shall be maintained in a manner that facilitates their identification and segregation from those of any of its Affiliates;

(f)

Borrower shall strictly observe corporate formalities in its dealings with any of its Affiliates, and funds or other assets of Borrower shall not be commingled or pooled with those of any of its Affiliates. Borrower shall not maintain joint bank accounts or other depository accounts to which any of its Affiliates has independent access; and

(g)	Borrower shall maintain arm’s-length relationships with each of its Affiliates.

5.8. Taxes. Borrower will promptly pay all real and personal property taxes, assessments and charges and any franchise, income, unemployment, old age benefits, withholding, sales and other taxes assessed against it or payable by it before delinquent; provided that this covenant shall not apply to any tax assessment or charge which is being contested in good faith and with respect to which reserves have been established and are being maintained.

5.9. Notification of Default. Within five (5) days of becoming aware of the existence of any condition or event which constitutes an Event of Default, or any condition or event which would upon notice or lapse of time, or both, constitute an Event of Default, Borrower shall give each Lender written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto.

5.10. Notification of Material Litigation. Borrower will promptly notify each Lender in writing of any litigation or of any investigative proceedings of a governmental agency or authority commenced or threatened against it which would or might cause a Material Adverse Change to the financial condition of Borrower or any Guarantor.

5.11. Notification of Financial Condition. Borrower will promptly notify each Lender of any adverse material changes in such Borrower’s financial condition.

5.12. USA Patriot Act Notification. Borrower agrees to provide evidence of the identity of Borrower that either Lender may request from time to time to permit such Lender to verify the identity of Borrower or to otherwise comply with applicable governmental laws and regulations, including without limitation Section 326 of the USA Patriot Act of 2001, 31 U.S.C. 5318.

5.13. Maintenance of Portfolio Properties. At all times prior to the payment in full of the Revolving Loans, Borrower shall: (a) cause its Portfolio Properties to be maintained in compliance with all provisions of all applicable zoning, subdivision, land use, environmental, traffic, fire, building, and occupational safety and health rules, regulations, codes, acts and statutes; and (b) comply with all existing and future federal, state and local laws, ordinances, rules and regulations and court orders affecting or which may be interpreted as affecting its Portfolio Properties and all zoning, subdivision, land use, environmental, traffic, fire, building, and occupational safety and health rules, regulations, codes, acts and statutes.

5.14. Make Payments When Due. Borrower shall remain current on its payment obligations to third Persons and make all payments to third Persons when due in the ordinary course of business.

5.15. Further Assurances. Borrower shall execute any further instruments and take further action as either Lender reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement or the other Loan Documents.

5.16. Reporting on Inventory to Sales Ratio. Borrower shall furnish to each Lender the Inventory to Sales Ratio on Monday of each week (or the next Business Day if a Monday is not a Business Day).

5.17. Independent Manager. At all times from and after the date commencing thirty (30) calendar days from the Effective Date until such time as all Obligations have been paid in full, Borrower shall have at least one (1) Independent Manager. Borrower shall not remove the Independent Manager before a replacement therefor has been appointed. Any new or replacement Independent Manager shall require the reasonable consent of each Lender.

5.18. Title Insurance. At the time that Borrower purchases a Property that becomes a Portfolio Property, Borrower shall have in place title insurance from a title insurer acceptable to Lenders in their reasonable discretion insuring Borrower’s ownership interest in such Portfolio Property, such title insurance to be evidenced by a title insurance policy or a marked-up title commitment in form and substance acceptable to Lenders in their reasonable discretion (“Title Insurance Policy/Commitment”).

5.19. Auction Advances. With regard to Auction Advances, an amount equal to the amount of the Auction Cost (other than anticipated closing costs (inclusive of curative amounts payable with respect to liens, code violations, HOA fees and similar items)) will at all times be held by a Governmental Authority until such time as the Auction Property becomes an Approved Auction Property or the amount so held is returned to Borrower.

6. NEGATIVE COVENANTS

6.1. Limitations on Indebtedness. Borrower shall not issue any evidence of Indebtedness or create, assume, guarantee, become contingently liable for, or suffer to exist Indebtedness other than Indebtedness to Lenders and Indebtedness approved by each such Lender in its sole discretion.

6.2. Encumbrance. Borrower shall not create, incur, allow, or suffer any Lien on any of its property, including, without limitation, any Portfolio Property, or assign or convey any right to receive income or permit any Collateral not to be subject to the first priority security interest granted herein, other than Permitted Liens.

6.3. Changes in Business, Control. Borrower shall not, without the prior consent of the Lenders, which consent will not be unreasonably withheld or delayed, (a) engage in any business other than the businesses currently engaged in by Borrower (for purposes of this provision, purchasing properties other than single-family residential real estate shall be deemed to be engaging in a business other than a business currently engaged in by Borrower, but the leasing of owned single-family residential real estate shall not be deemed to be engaging in a business other than a business currently engaged in by Borrower; (b) liquidate or dissolve; (c) permit, allow or suffer to occur a change of control, provided, that, the consummation of the SPAC Transaction shall not constitute a change of control; or (d) without at least thirty (30) days prior written notice to each Lender, (1) add any new Borrower offices or business locations, (2) change the jurisdiction of organization of Borrower, (3) change the organizational structure or type of Borrower, (4) change its legal name or (5) change any organizational number (if any) assigned by the jurisdiction of organization of Borrower.

6.4. Merger. Other than in connection with the SPAC Transaction, Borrower will not merge or consolidate or be merged or consolidated with or into any other entity without each Lender’s prior written consent (which may be granted or withheld in each such Lender’s sole discretion).

6.5. Payment to Affiliates. Borrower shall not directly or indirectly make any payment to an Affiliate, including, without limitation, by way of dividend or distribution, without the consent of each Lender, except for payments made to any Affiliate (i) under and in accordance with the Servicing Agreement to the Manager thereunder, (ii) upon receipt of one or more Advances hereunder when such Affiliate has funded the purchase of an Auction Property or Portfolio Property (an “Affiliate Advance”) pending the receipt of one or more Advances hereunder, or (iii) upon the sale of an Auction Property or Portfolio Property and the repayment in full of all Advances and other Obligations with respect to such sold Auction Property or Portfolio Property. Notwithstanding anything to the contrary in the foregoing, at any time an Event of Default has occurred and is continuing and/or from and after the Sequential Date, (x) no payment may be made under clause (i) of this paragraph other than payment of the Management Fee (as defined in the Servicing Agreement) as required by the Servicing Agreement, and (y) no payment may be made under clauses (ii) and (iii) of this paragraph, and (z) any amounts available to Borrower shall be used to make the payments to Lenders contemplated in Section 3.7. In the case of a payment under clause (ii) of this paragraph, the amount of the payment to such Affiliate shall not be more than the lesser of (1) the amount of such Advance or Advances hereunder with respect to such Auction Property or Portfolio Property and (2) the amount paid by such Affiliate for such Auction Property. In the case of a payment under clause (iii) of this paragraph, the payment to the Affiliate shall not be more than the amount received for such sold Auction Property or Portfolio Property (net of all transaction costs) minus the amount repaid hereunder in respect of such Auction Property or Portfolio Property. Borrower represents that the fee paid by Borrower under the Servicing Agreement to the Manager (as defined in the Servicing Agreement) is an arms-length fee and takes into account, among other things, the fact that such Manager may make Affiliate Advances. Without limiting the foregoing, Borrower shall not transfer to any non-Borrower any amount borrowed hereunder except for amounts due under the Servicing Agreement or as otherwise specifically permitted under this paragraph.

7. DEFAULT

7.1. Event of Default. “Event of Default” shall mean the occurrence of one or more of any of the following events (taking into consideration any notice and opportunity to cure provisions set forth below):

(a)	Borrower shall fail to pay the principal amount of any Obligations within 5 days of when due or interest on the Obligations within 5 days of when due;

(b)

Borrower or any Guarantor shall be in default under any loan facility (or there should exist any default under an loan facility with respect to which Borrower or Guarantor is a borrower or a guarantor) equal to or greater than $1.0 million in borrowings and/or availability and such default has not been cured within 10 days of its occurrence;

(c)

Borrower or any Guarantor shall fail to perform or observe any term, covenant or agreement contained in this Agreement, any other Loan Document, the Servicing Agreement or in any other document, instrument or agreement relating to this Agreement or any other document or agreement executed by Borrower or any Guarantor with or in favor of any Lender and any such failure shall continue unremedied for more than 30 days; provided, however, that there shall be no such 30 day period where Borrower fails to comply with its obligations under Section 2.3(f) and Borrower’s failure to comply with the requirements set forth therein within the time period specified in such section shall be an immediate Event of Default;

(d)

if any statement, representation or warranty heretofore, now or hereafter made by Borrower or any Guarantor in connection with this Agreement, in any other Loan Document or in any supporting financial statement of Borrower or any Guarantor shall be determined by any Lender to have been false in any material respect when made;

(e)

if Borrower or any Guarantor is a corporation, trust, partnership or limited liability company, the liquidation, termination or dissolution of any such organization, or the merger or consolidation of such organization into another entity, or its ceasing to carry on actively its present business or the appointment of a receiver for its property;

(f)

the institution by or against Borrower or any Guarantor of any proceedings under Title 11 of the United States Code, or any other law in which Borrower or any Guarantor is alleged to be insolvent or unable to pay its debts as they mature, or the making by Borrower or any Guarantor of an assignment for the benefit of creditors or the granting by Borrower or any Guarantor of a trust mortgage for the benefit of creditors;

(g)

a judgment or judgments for the payment of money in excess of $250,000, shall be rendered against Borrower or any Guarantor, and any such judgment shall remain unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution;

(h)

(i) any levy, Lien (including mechanics lien), seizure, attachment, execution or similar process shall be issued or levied on any of any Portfolio Property, or any property of any Guarantor, and shall not be discharged or bonded against or released within 30 days after the issuance or attachment of such writ or lien, or (ii) any levy, Lien (including mechanics lien), seizure, attachment, execution or similar process shall be issued or levied on any of any Portfolio Property, or any property of any Guarantor, which individually or in the aggregate total more than $100,000; provided, however, that in the situation arising under clause (ii) of this subsection (h), such shall not be an Event of Default (A) if such Lien is a mortgage or similar Lien incurred by a Guarantor in the ordinary course of business, or (B) for so long as Borrower and/or Guarantor(s) are contesting the imposition of such levy, Lien, seizure, attachment, execution in good faith and have fully reserved for same; or

(i)

the occurrence of a Material Adverse Change of Borrower or any Guarantor, or the occurrence of any other event or circumstance, such that any Lender, in its sole discretion, deems that it is insecure or that the prospects for timely or full payment or performance of any obligation of Borrower or any Guarantor to such Lender has been or may be impaired.

7.2. Acceleration; Remedies. Upon the occurrence of any Event of Default, any or each Lender may (a) declare the entire Revolving Senior Loan or Revolving Mezz Loan owing to it, as the case may be, to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, (b) terminate the obligation, if any, of such Lender to advance amounts hereunder, and (c) exercise all rights and remedies therefor under this Agreement and the other Loan Documents at law or in equity (including, without limitation, sale of any of its Collateral at public or private sale and/or retention by Lenders of such Collateral); provided nothing in this section shall limit or prejudice any Lender’s ability to make Protective Advances to protect the Collateral securing the Revolving Loans.

If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse any or each Lender may have because of such Event of Default, such Lender or Lenders which have outstanding Revolving Loans to Borrower may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrower, and shall have the right, to the fullest extent permitted by applicable law, to enter upon any Portfolio Property owned by Borrower for such purpose and to take all such action thereon and with respect to such Portfolio Properties as it may deem necessary or appropriate. If any or each Lender shall so elect to pay any sum due with reference to the Portfolio Properties, such Lender or Lenders may do so in reliance on any bill, statement or assessment procured from the appropriate Governmental Authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, no Lender shall be bound to inquire into the validity of any apparent or threatened adverse title, Lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Additionally, if any hazardous substances affect or threaten to affect such Portfolio Properties, any or each Lender may (but shall not be obligated to) give such notices and take such actions as it deems necessary or advisable in order to abate the discharge of any hazardous substances or remove the hazardous substances. To the fullest extent permitted by applicable law, Borrower shall indemnify, defend and hold each Lender harmless from and against, and be responsible for, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, incurred or accruing by reason of any acts performed by any such Lender pursuant to the provisions of this section, including those arising from the joint, concurrent, or comparative negligence of such Lender, except as a result of such Lender’s or its Affiliate’s gross negligence or willful misconduct. All sums paid by any Lender pursuant to this section and all other sums expended by any such Lender to which it shall be entitled to be indemnified, shall be deemed to be a Revolving Advance by such Lender, shall constitute additions to the Revolving Loan, shall be secured by the Loan Documents and shall be paid by Borrower to Lenders upon demand.

To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, and others with interests in Borrower, and of its Portfolio Properties, and agrees not to assert any right under any laws pertaining to the marshalling of assets, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lenders under the Loan Documents to a sale of such Portfolio Properties for the collection of the Obligations without any prior or different resort for collection or of the right of Lenders to the payment of the Obligations out of the net proceeds of such Portfolio Properties in preference to every other claimant whatsoever. Borrower agrees that the actions, sales, proceedings and foreclosure described herein or in any of the other Loan Documents may be commenced in any order determined by each or any Lender with outstanding Revolving Loans to it and Borrower agrees and covenants to cooperate with each such Lender in connection with the foregoing.

7.3. [Reserved].

7.4. Nonexclusive Remedies. All of each Lender’s rights and remedies not only under the provisions of this Agreement but also under any other agreement or transaction shall be cumulative and not alternative or exclusive, and may be exercised by any or each Lender at such time or times and in such order of preference as such Lender in its sole discretion may determine.

8. MISCELLANEOUS

8.1. Waivers. Borrower waives notice of intent to accelerate, notice of acceleration, notice of nonpayment, demand, presentment, protest or notice of protest of the Obligations, and all other notices (other than those required by the Loan Documents), consents to any renewals or extensions of time of payment thereof, and generally waives any and all suretyship defenses and defenses in the nature thereof.

8.2. Interest on Revolving Advances and Expenses. All Revolving Senior Advances and Revolving Mezz Advances made and any reasonable fees, costs and expenses incurred at any time by each Lender pursuant to the provisions of this Agreement or the other Loan Documents or under applicable law, including without limitation Protective Advances, or monies Advanced as a consequence or to cure any default by Borrower hereunder, shall be secured by the Collateral. All such Revolving Senior Advances, Revolving Mezz Advances and expenses shall bear interest at a rate that equals the aggregate of the Default Rate plus the Interest Rate (if such advance is a Revolving Senior Advance) or the Default Rate plus the Mezz Interest Rate (if such advance is a Revolving Mezz Advance) from the date that each such Revolving Advance or expense is made or incurred to the date of repayment and all such Revolving Advances and expenses with interest thereon shall be paid by Borrower to Lenders on demand.

8.3. Waiver of Homestead. To the maximum extent permitted under applicable law, Borrower hereby waives and terminates any homestead rights and/or exemptions respecting any of its property under the provisions of any applicable homestead laws.

8.4. Severability. If any provision of this Agreement or portion of such provision or the application thereof to any Person or circumstance shall to any extent be held invalid or unenforceable, to the fullest extent permitted by applicable law, the remainder of this Agreement (or the remainder of such provision) and the application thereof to other Persons or circumstances shall not be affected thereby.

8.5. Indemnification. To the fullest extent permitted by applicable law, Borrower shall indemnify, defend and hold each Lender, Collateral Agent (acting on behalf of such Lenders) and each of their respective directors, officers, employees, agents, attorneys, or any other Person (other than any other Lender) affiliated with or representing such Lender (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from the transactions contemplated by the Loan Documents, except for obligations, demands, claims, and liabilities and/or losses directly caused by such Indemnified Person’s or its Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing clause (b), the indemnification provided by this section shall include claims arising in connection with or arising out of any presence or release of Hazardous

Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower, including, without limitation Portfolio Properties, or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Borrower except for claims directly arising from such Indemnified Person’s or its Affiliate’s gross negligence or willful misconduct.

8.6. Costs and Expenses. Borrower shall pay to each Lender and/or Collateral Agent (acting on behalf of such Lenders) any and all fees, costs and expenses (including, without limitation, reasonable and documented out-of-pocket attorneys’ fees and disbursements (including, without limitation, those of Cogent Legal Services LLC), court costs, litigation and other expenses) incurred or paid by any such Lender and/or such Collateral Agent in establishing, maintaining, protecting or enforcing any of such Lender’s or such Collateral Agent’s rights or the Obligations, including, without limitation, any and all such fees, costs and expenses incurred or paid by such Collateral Agent (for the benefit of such Lender(s)) in defending such Collateral Agent’s security interest in, title or right to the Collateral or in collecting or attempting to collect or enforcing or attempting to enforce payment of the Obligations.

8.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mail, .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

8.8. Complete Agreement. This Agreement and the other Loan Documents constitute the entire agreement and understanding between and among the parties hereto relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements and understandings among the parties hereto with respect to such subject matter. Lenders, Collateral Agent and Borrower agree that it is their respective intent that the security interests granted in connection with the Original Loan and Security Agreement, shall remain in full force and effect under this Agreement and such security interests shall secure the obligation incurred hereunder. Lenders, Collateral Agent and Borrower further agrees that it is their respective intent that nothing herein shall constitute a novation or a termination of the obligations under the Original Loan and Security Agreement, other than the release of the Legacy Borrowers (as defined in the Original Loan and Security Agreement), the Secondary Borrower (as defined in the Original Loan and Security Agreement) and the Limited Guarantors (as defined in the Original Loan and Security Agreement) and the termination of the Limited Guaranty (as defined in the Original Loan and Security Agreement) and the confessions of judgment related to the Legacy Borrowers, the Secondary Borrower and the Limited Guarantors as provided in the Side Letter.

8.9. Binding Effect of Agreement; Assignment of Agreement by Lenders. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and shall remain in full force and effect (and each Lender shall be entitled to rely thereon) until terminated as to future transactions by written notice from any party to another party of the termination hereof; provided that any such termination shall not release or affect any Collateral in which Collateral Agent already has a security interest or any Obligations incurred or rights accrued hereunder prior to the effective date of such notice (as hereinafter defined) of such termination. The Collateral Agent will not assign its obligations hereunder without the consent of the Lenders. Notwithstanding any such termination, the Collateral Agent, for the benefit of the Lenders, shall have a security interest in all Collateral to secure the payment and performance of the Obligations arising after such termination as a result of commitments or undertakings made or entered into by such Lender prior to such termination. Either Lender may at any time and upon notice to Borrower (and without the consent of Borrower), transfer and assign this Agreement and direct the Collateral Agent to deliver the Collateral to an assignee, who shall thereupon have all of the rights of such Lender; and Collateral Agent shall then be relieved and discharged of any responsibility or liability with respect to this Agreement and the Collateral; provided, that, such assignee shall have executed a joinder agreement hereto in form and substance reasonably acceptable to the Collateral Agent. Such assignee upon such assignment shall assume all obligations of such Lender hereunder and shall become a Senior Lender or a Mezz Lender, as the case may be. To the fullest extent permitted by applicable law, Borrower may not assign or transfer any of its rights or obligations under this Agreement. Except as expressly provided herein or in the other Loan Documents, nothing, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents. Borrower acknowledges that Senior Lender and Mezz Lender each reserve the right to participate its interest in the Revolving Loans.

8.10. Further Assurances. Borrower shall do, execute, acknowledge and deliver, at Borrower’s sole cost and expense, such further acts, instruments or documentation, including additional title insurance policies or endorsements, and title reinsurance, as either Lender or Collateral Agent may reasonably require from time to time to better assure, transfer and confirm unto such Lender or Collateral Agent the rights now or hereafter intended to be granted to such Lender or Collateral Agent under this Agreement or any other Loan Document.

8.11. Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

8.12. Term of Agreement. This Agreement shall continue in full force and effect so long as any Obligations or obligation of Borrower to any Lender shall be outstanding, or Lenders shall have any obligation to extend any financial accommodation hereunder, and is supplementary to each and every other agreement between Borrower and either Lender and shall not be so construed as to limit or otherwise derogate from any of the rights or remedies of any Lender or any of the liabilities, obligations or undertakings of Borrower under any such agreement, nor shall any contemporaneous or subsequent agreement between Borrower and either Lender be construed to limit or otherwise derogate from any of the rights or remedies of either Lender or any of the liabilities, obligations or undertakings of Borrower hereunder, unless such other agreement specifically refers to this Agreement and expressly so provides.

8.13. Notices. All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (1) upon the earlier of actual receipt and three Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (2) upon transmission, when sent by electronic mail; (3) one Business Day after deposit with a reputable overnight courier with all charges prepaid; or (4) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below. Lender or Borrower may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 8.13.

If to Senior Lender, at the following address:

LL Private Lending Fund, L.P.

Attn: Paul Frick and Scott Powers

2400 Market Street, Suite 302

Philadelphia, PA 19103

Email: Paul.Frick@llfunds.com

Scott.Powers@llfunds.com

with a copy to:

John E. Royer, Jr., Esq.

Marc E. Hirschfield, Esq.

Royer Cooper Cohen Braunfeld LLC

101 West Elm Street

Suite 400

Conshohocken, PA 19428

Email: jroyer@rccblaw.com

mhirschfield@rccblaw.com

If to Mezz Lender, at the following address:

LL Private Lending Fund II, L.P.

Attn: Paul Frick and Scott Powers

2400 Market Street, Suite 302

Philadelphia, PA 19103

Email: Paul.Frick@llfunds.com

Scott.Powers@llfunds.com

with a copy to:

John E. Royer, Jr., Esq.

Marc E. Hirschfield, Esq.

Royer Cooper Cohen Braunfeld LLC

101 West Elm Street

Suite 400

Conshohocken, PA 19428

Email: jroyer@rccblaw.com

mhirschfield@rccblaw.com

If to Collateral Agent, at the following address:

LL Funds, LLC

Attn: Paul Frick and Scott Powers

2400 Market Street, Suite 302

Philadelphia, PA 19103

Email: Paul.Frick@llfunds.com

Scott.Powers@llfunds.com

with a copy to:

John E. Royer, Jr., Esq.

Marc E. Hirschfield, Esq.

Royer Cooper Cohen Braunfeld LLC

101 West Elm Street

Suite 400

Conshohocken, PA 19428

Email: jroyer@rccblaw.com

mhirschfield@rccblaw.com

If to Borrower, at the following address:

c/o OfferPad, LLC

2150 E. Germann Rd., Suite 1

Chandler, AZ 85286

Attention: Benjamin Aronovich (Chief Legal Officer)

Email: benjamin.aronovitch@offerpad.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

51 John F. Kennedy Parkway, Suite 120

Short Hills, NJ 07078

Attn: Kira Mineroff

Tel.: (212) 335-4932

Email: kira.mineroff@dlapiper.com

A party receiving a notice that does not comply with the technical requirements for notice under this Section 8.13 may elect to waive any deficiencies and treat the notice as having been properly given. Notwithstanding anything herein, whenever a provision of this Agreement requires Borrower to deliver a document to both Lenders. Borrower may fulfill such obligation by delivering such document to the Collateral Agent or the Independent Manager only.

8.14. Governing Law, Venue. This Agreement is to be construed in accordance with and governed by the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the Commonwealth of Pennsylvania to the rights and duties of the parties. The parties agree that any action brought by any party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and the parties agree to and do hereby submit to the jurisdiction and venue of, any state or federal court located in the County of Philadelphia, Pennsylvania. Further, Borrower waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 8.14 of this Agreement and that service so made shall be deemed completed on Borrower and/or any Guarantor upon the earlier to occur of actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER, EACH LENDER AND COLLATERAL AGENT WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT. EACH PARTY HERETO HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 8.14 shall survive the termination of this Agreement.

8.15. Financial Statement Certifications. The undersigned hereby certifies to each Lender that all financial information (“information”) submitted to such Lenders at all times during the term of this Agreement does, and will fairly and accurately represent the financial condition of Borrower and each Guarantor. Financial information includes, but is not limited to all business financial statements (including interim and year-end financial statements that are company-prepared and/or CPA-prepared), and business income tax returns. The undersigned understands that each such Lender will rely on all financial information, whenever provided, and that such information is a material inducement to each such Lender to make, to continue to make, or otherwise extend credit accommodations to the undersigned.

8.16. Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

8.17. Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.

8.18. Captions and Section References. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement. Unless indicated otherwise, section references herein are to sections of this Agreement.

8.19. Construction of Agreement. The parties hereto mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

8.20. Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

8.21. Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:	OFFERPAD (SPVBORROWER1), LLC,
a Delaware limited liability company

	By:	/s/ Michael S. Burnett
Name: Michael S. Burnett
Title: Chief Financial Officer

	By:	/s/ Benjamin Aronovitch
Name: Benjamin Aronovitch
Title: Chief Legal Officer

SENIOR LENDER:	LL PRIVATE LENDING FUND, L.P.

By: LL Funds GP, LP, its General Partner

By: LL Funds GP, LLC, its General Partner

	By:	/s/ Paul A. Frick
Name: Paul A. Frick
Title: Vice President

MEZZ LENDER:	LL PRIVATE LENDING FUND II, L.P.

By: LLPLF II GP, LLC, its General Partner

	By:	/s/ Paul A. Frick
Name: Paul A. Frick
Title: Vice President

COLLATERAL AGENT:	LL FUNDS, LLC

	By:	/s/ Paul A. Frick
Name: Paul A. Frick
Title: Vice President

SIGNATURE PAGE TO SIXTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT